SUBJECT TO COMPLETION, DATED JANUARY 25, 1999


PRELIMINARY OFFERING MEMORANDUM                                   CONFIDENTIAL


[HOLMES LOGO]


                                   $30,000,000

                              Holmes Products Corp.
                    9 7/8% Senior Subordinated Notes due 2007

                             --------------------
  The 9 7/8% Senior Subordinated Notes due 2007 (the "Notes") are being offered hereby (the "Offering") by Holmes Products Corp., a Massachusetts corporation ("Holmes"). Holmes intends to utilize the net proceeds of the Offering, together with an equity investment by affiliates of Berkshire Partners LLC, certain members of Holmes' senior management and certain other investors, and borrowings under the Credit Facility (as defined), to finance the Transactions (as defined), including the acquisition of The Rival Company, a Delaware corporation ("Rival"). The consummation of the Offering is not contingent upon the acquisition of Rival. See "The Transactions; Use of Proceeds."

  The Notes are substantially identical to Holmes' $105.0 million of outstanding 9 7/8% Senior Subordinated Notes due 2007 (the "Existing Notes"), which were issued in November, 1997. Following completion of the Offering, Holmes will be obligated to file a registration statement with the Securities and Exchange Commission with respect to an offer to exchange the Notes and the Existing Notes for a new issue of notes, with terms substantially identical to those of the Notes and the Existing Notes, that are registered under the Securities Act of 1933, as amended (the "Securities Act"). See "Description of Notes."

                             --------------------

  See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered in evaluating an investment in the Notes.

                             --------------------

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. ACCORDINGLY, THE NOTES ARE BEING OFFERED HEREBY ONLY (1) TO "QUALIFIED INSTITUTIONAL BUYERS" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144A AND (2) OUTSIDE THE UNITED STATES IN RELIANCE ON REGULATION S UNDER THE SECURITIES ACT. PROSPECTIVE PURCHASERS ARE HEREBY NOTIFIED THAT SELLERS OF THE NOTES MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A AND REGULATION S. FOR CERTAIN RESTRICTIONS ON RESALES, SEE "NOTICE TO INVESTORS."

                       --------------------------------

                            PRICE TO INVESTORS:   %

                       --------------------------------
  The Notes are being offered by BancBoston Robertson Stephens Inc. and Lehman Brothers Inc. (the "Initial Purchasers"), subject to prior sale, when, as and if delivered to and accepted by the Initial Purchasers, and subject to various prior conditions, including the Initial Purchasers' right to reject orders in whole or in part. It is anticipated that delivery of the Notes will be made on
or about     , 1999 in book-entry form through the facilities of The Depository
Trust Company.

BancBoston Robertson Stephens Inc.                             Lehman Brothers

             The date of this Offering Memorandum is        , 1999.


This Preliminary Offering Memorandum and the information contained herein are subject to change, completion or amendment without notice. These securities may not be sold nor may offers to buy them be accepted prior to the time the Offering Memorandum is delivered in final form. These securities are being offered pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, and no registration statement relating to these securities has been filed with the Securities and Exchange Commission. Under no circumstances shall this Preliminary Offering Memorandum constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, qualification or filing under the securities laws of any such jurisdiction.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACT, INCLUDED IN THIS OFFERING MEMORANDUM, INCLUDING WITHOUT LIMITATION THE STATEMENTS UNDER "SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS," ARE, OR MAY BE, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). WITHOUT LIMITING THE FOREGOING, THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "ESTIMATES," "PLANS," "EXPECTS," AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. VARIOUS ECONOMIC AND COMPETITIVE FACTORS COULD CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS, INCLUDING WITHOUT LIMITATION, THE COMPANY'S DEGREE OF LEVERAGE, THE CONSUMMATION AND INTEGRATION OF THE ACQUISITION OF RIVAL, THE COMPANY'S DEPENDENCE ON MAJOR CUSTOMERS AND KEY PERSONNEL, COMPETITION, RISKS ASSOCIATED WITH FOREIGN AND DOMESTIC MANUFACTURING, RISKS OF THE RETAIL INDUSTRY, POTENTIAL PRODUCT LIABILITY CLAIMS OR RECALLS, AND THE OTHER FACTORS DISCUSSED IN THIS OFFERING MEMORANDUM WITH RESPECT TO THE COMPANY'S BUSINESS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS." ACCORDINGLY, SUCH FORWARD-LOOKING STATEMENTS DO NOT PURPORT TO BE PREDICTIONS OF FUTURE EVENTS OR CIRCUMSTANCES AND MAY NOT BE REALIZED.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this Offering Memorandum. Market data (including market share data) used throughout this Offering Memorandum were obtained from internal Holmes surveys, surveys commissioned by Holmes, independent market research companies and industry publications. Independent market research companies and industry publications generally indicate that the information provided by them or contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Holmes has not independently verified such market data. Similarly, surveys performed or commissioned by Holmes, while believed by Holmes to be reliable, have not been verified by any independent sources. Unless otherwise specified, all market share data contained in this Offering Memorandum are estimates measured in units sold. Certain information provided herein with respect to Rival has been provided by Rival or obtained from publicly-available sources, generally without independent verification by Holmes.

     Unless the context otherwise requires, references in this Offering Memorandum to "Holmes" are to Holmes Products Corp. and its subsidiaries prior to the acquisition of Rival, references to "Rival" are to The Rival Company and its subsidiaries, and references to the "Company" are to Holmes and its subsidiaries, including Rival, on a combined basis following the acquisition of Rival.


                             Holmes Products Corp.

     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. Holmes believes that it has the leading U.S. market share in each of these product categories, which, in the aggregate, accounted for approximately 93% of Holmes' net sales for the twelve months ended September 30, 1998. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, as well as various replacement filters and accessories for its products. Holmes believes that its strong market position and success are attributable to its continuous product innovation, engineering and manufacturing expertise, close customer partnerships, breadth of product offerings and reputation for quality.

     Holmes' products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. Major customers in these channels include Wal-Mart, Kmart, Target, Home Depot, Costco, BJ's Wholesale Club, TruServ (formerly True Value and ServiStar) and Walgreens. Holmes believes that the strength, scope and visibility of its retail account base provide a competitive advantage with respect to brand recognition, access to shelf space and penetration of the consumer market.


                       Acquisition of The Rival Company

     On December 17, 1998, Holmes entered into a definitive agreement to acquire Rival (the "Acquisition"). Rival is a leading designer, manufacturer and marketer of a variety of products including small kitchen appliances, such as Crock-Pot[RegTM] slow cookers and can openers; products for the home environment, such as heaters, air purifiers, showerheads, utility pumps, humidifiers and fans; and building supply and industrial products, such as household ventilation systems, door chimes, ceiling fans and industrial fans. Rival markets its products under a variety of well known brand names, including Rival[RegTM], Crock-Pot[RegTM], Bionaire[RegTM], Pollenex[RegTM], Patton[RegTM], Simer[RegTM] and White Mountain[RegTM]. Holmes believes that Rival has the leading market share for slow cookers and enjoys a leading market share in several of its other product categories.

     For the twelve months ended September 30, 1998, after giving pro forma effect to the Acquisition and the associated transactions described herein, the Company generated net sales and adjusted EBITDA (as defined) of $573.3 million and $80.8 million, respectively. See "-- Summary Financial Data" and "Unaudited Pro Forma Combined Condensed Financial Statements."

     Holmes believes that the following factors will contribute to the successful integration of Rival's business into its own and allow the Company to continue its proven record of growth in net sales and EBITDA:

     Leading Name in Kitchen Appliances. Rival, which is the dominant manufacturer and marketer of slow cookers through its Crock-Pot[RegTM] brand and enjoys a leading market share in can openers, adds a strong complementary business to Holmes' home comfort line. This new market segment will allow Holmes to better service its mass merchant customers and enable the Company to spread the cost of serving these customers over a larger revenue base. The Company believes that it will be able to increase sales following the Acquisition by capitalizing on Rival's franchise in the small kitchen appliance market and the combined organizations' expertise in product innovation and marketing products through mass merchants and other distribution channels to consumers.

     Complementary Home Comfort Businesses. Approximately 35% of Rival's net sales for the twelve months ended September 30, 1998 were in home comfort products, where Holmes is a market leader. As a result of the Acquisition, Holmes will be able to broaden its home comfort product offerings through the addition of well known Rival brand names such as Bionaire, Pollenex and Patton. Holmes believes that the broadening of its product and brand offerings will appeal to its mass merchant customers, who increasingly are trying to reduce the number of vendors from whom they purchase merchandise, while also differentiating their product offerings through a variety of brands and SKUs. Additionally, the Company intends to leverage cross selling opportunities with Holmes' and Rival's key customer relationships.

     Opportunities for Significant Cost Savings. Holmes believes that, following the Acquisition, there will be significant opportunities to reduce costs by, among other things, (1) capitalizing on Holmes' expertise in sourcing components and raw materials in the Far East, (2) capitalizing on Holmes' motor design and manufacturing capabilities, (3) integrating and rationalizing Holmes' and Rival's manufacturing operations and (4) consolidating certain of Holmes' and Rival's sales, marketing and administrative functions.

     Increased International Presence. Rival's brands, including Rival, Bionaire and Patton, enjoy considerable international recognition. For the twelve months ended September 30, 1998, approximately 11.5% of Rival's net sales were outside the United States. Holmes believes that this additional distribution channel presents significant opportunities to market a number of Holmes' products, as well as increase the penetration of Rival's brand names in international markets.

     Complementary Manufacturing Capabilities. Holmes operates two manufacturing facilities in China, where it manufactures its products and electric motors for use in its products. Rival manufactures more than 60% of its products at six domestic manufacturing facilities (one of which is scheduled to be closed following the Acquisition). Following the Acquisition, Holmes believes it can achieve substantial manufacturing efficiencies by utilizing Holmes' Far East sourcing and manufacturing capabilities to produce certain Rival products. At the same time, Holmes believes that the addition of Rival's domestic manufacturing capabilities will improve inventory management and enhance its ability to satisfy its customers' needs for just-in-time delivery.


                               Business Strategy

     The Company's strategy is to capitalize on Holmes' and Rival's core strengths to achieve further growth in net sales, profitability and cash flow by: (1) growing Rival's core kitchen franchise, (2) penetrating new and existing distribution channels, (3) improving the Company's overall cost structure and (4) expanding geographically.

     Leverage Core Competencies to Strengthen Kitchen Franchise. Holmes has become a leader in the home comfort appliance market as a result of its successful product innovations that meet consumer and customer needs, coupled with its expertise in marketing and distribution. Rival has a long-standing reputation as a leader in the small kitchen appliance market. Holmes believes that combining its proven strengths with Rival's core kitchen franchise will drive growth in Rival's existing lines and the development of new products.

     Leverage and Grow Brands. The addition of Rival's home comfort brands allows Holmes to increasingly differentiate its home comfort offerings among customers and consumers. Through additional brands, the Company can offer a step-up brand strategy for increased presence in both mass merchandise and other distribution channels.

     Further Penetrate Existing Distribution Channels. The Company believes that it can further penetrate its existing distribution channels as a result of favorable industry dynamics and Holmes' and Rival's strong relationships and execution with mass merchant retailers. Management believes that mass merchants will continue to consolidate their vendor base and focus on a smaller number of sophisticated suppliers that can (1) provide a broad array of differentiated, quality products, (2) efficiently and consistently fulfill logistical requirements and volume demands and (3) provide full product support from design to category management, point-of-sale and after-market service with the consumer.


     Develop New Distribution Channels. The Company continues to develop new channels of distribution by providing customized product offerings that appeal to the specific needs of each channel. For example, since 1996, Holmes has successfully marketed select products through an arrangement with the QVC electronic retailing network. Holmes has also partnered with Evenflo to market Holmes' products under the Evenflo brand name and expand into the juvenile products distribution channel.


     Pursue Targeted Marketing Opportunities. As part of its strategy, Holmes enters into strategic alliances in order to promote awareness of its products. For example, Holmes has established a marketing affiliation with the Allergy and Asthma Foundation of America and has developed a strategic marketing partnership with the Brita Products Company, a subsidiary of Clorox Company, to market a humidifier that integrates the Brita[RegTM] water filter. Holmes also markets humidifiers and filters with the Microban[RegTM] anti-bacterial technology. In addition, Holmes has entered into a variety of cross-merchandising relationships with other manufacturers including Stanley Tools, Toro, Vaseline and Benadryl.


     Improve the Overall Cost Structure. Holmes, through its manufacturing facilities in China and related Far East sourcing capabilities, is a low-cost, high quality, flexible producer of appliance products. By applying these capabilities to certain of Rival's products, along with Rival's previously-announced plant closings (one completed in December, 1998 and another scheduled to close by June, 1999), the Company believes it can significantly reduce overall manufacturing costs.


     Holmes' strong Far East manufacturing capability is demonstrated through its recent joint venture arrangement with General Electric ("GE"). GE has selected Holmes as a joint venture partner for third-party motor sales, based on Holmes' cost position and capabilities. Under this arrangement, GE will market and sell motors under the GE name from Holmes' motor manufacturing facility in China. Holmes believes the joint venture will increase Holmes' third-party motor sales and provide Holmes with access to GE's extensive technical expertise in motors.


     Expand into New Geographic Regions. The Company believes that the European, Latin American and Asian home comfort markets are underdeveloped and represent significant growth opportunities. As a result, Holmes has begun to focus on marketing its products in these regions. Holmes currently sells its products in Europe and Asia on an original equipment manufacturer basis and its branded home comfort products in France. Rival has warehouse and distribution facilities in Ontario, Canada and the Netherlands, as well as a distribution arrangement in Mexico. The Company believes that combining Rival's larger international presence with Holmes' product offerings will significantly accelerate international growth.


                               The Transactions


     Pursuant to an Agreement and Plan of Merger dated as of December 17, 1998 (the "Merger Agreement") among Holmes, Moriarty Acquisition Corp., a wholly owned subsidiary of Holmes ("Merger Sub"), and Rival, Holmes has agreed to acquire all of Rival's outstanding shares of common stock (the "Rival Shares") for $13.75 per share in cash, or an aggregate consideration of approximately $129.4 million, including payments to the holders of certain Rival stock options. In connection with the Acquisition, Holmes will also refinance approximately $150.3 million (as of September 30, 1998) of existing indebtedness of Rival. Pursuant to the Merger Agreement, Merger Sub has commenced a tender offer (the "Tender Offer") for all of the Rival Shares, which offer currently is scheduled to expire at 12:00 midnight on January 25, 1999. Holmes intends to extend the expiration of the Tender Offer to coincide with the consummation of the transactions described below. The Tender Offer is conditioned upon, among other things, holders of at least 70% of the outstanding Rival Shares tendering such shares to Merger Sub. Following completion of the Tender Offer, Merger Sub will be merged with and into Rival (the "Merger"), with Rival being the surviving corporation and a wholly owned subsidiary of Holmes. In the Merger, the remaining holders of outstanding Rival Shares will receive $13.75 per share in cash.

     In connection with the Acquisition and the Offering, Holmes has received a commitment from investment funds affiliated with Berkshire Partners LLC ("Berkshire Partners"), Holmes' majority stockholder, to purchase $50.0 million of common stock of Holmes (the "Equity Commitment"), a portion of which is expected to be purchased by members of Holmes' management and certain other co-investors. In addition, Holmes has received a commitment from BankBoston, N.A., as lender, to provide Holmes with $325.0 million in senior credit facilities (the "Credit Facility"), initial borrowings under which will be used, together with the net proceeds of the Equity Commitment and the Offering, to consummate the Acquisition, refinance Rival's existing indebtedness and refinance outstanding borrowings under Holmes' existing credit facility (the "Existing Credit Facility"). See "Description of Credit Facility." The Acquisition, the Tender Offer, the Merger, the funding of the Equity Commitment, the entering into and borrowings under the Credit Facility, the Offering, the refinancing of existing indebtedness of Rival and the refinancing of outstanding borrowings under Holmes' existing credit facility are collectively referred to herein as the "Transactions."

     The following table sets forth the anticipated sources and uses of funds in connection with the Transactions, based on balances as of September 30, 1998 (in millions). The actual sources and uses of funds will depend on the outstanding debt levels of Holmes and Rival at the time of the consummation of the Transactions.


Sources of funds:                         Uses of funds:
Credit Facility(a)           $  243.5     Cash purchase price(b)                $  129.4
Issuance of the Notes            30.0     Refinance Rival indebtedness(c)          152.6
Equity Commitment                50.0     Refinance Holmes indebtedness(d)          19.5
                                          Estimated fees and expenses(e)            22.0
                                                                                --------
 Total sources of funds      $  323.5     Total uses of funds                   $  323.5
                             ========                                           ========


------------
(a) The Credit Facility will provide for total availability of $325.0 million. See "Description of Credit Facility."

(b) Includes payments to holders of Rival Shares and holders of certain Rival stock options.

(c) Includes $2.3 million of accrued interest. The Company estimates that, due to seasonality of borrowings, the actual amount will be lower upon the consummation of the Transactions.

(d) The Company estimates that the actual amount will be lower upon the consummation of the Transactions.

(e) Includes estimated prepayment premium of $8.0 million. The Company estimates that the actual amount will be lower upon the consummation of the Transactions.

     Consummation of the Offering is not contingent upon the consummation of the other Transactions. In the event that the Acquisition is not consummated, Holmes intends to utilize the net proceeds of the Offering to repay its existing indebtedness, to pay expenses and for general working capital purposes.

                                 The Offering

Securities Offered ..........   $30.0 million aggregate principal amount of 9 7/8% Senior Subordinated
                                Notes due 2007.

Maturity ....................   November 15, 2007.

Interest ....................   The Notes will bear interest at the rate of 9 7/8% per annum, payable semi-
                                annually in arrears on May 15 and November 15 of each year, commencing on May 15, 1999.

Guarantees ..................   The Notes will be unconditionally guaranteed, jointly and severally, by the Company's existing Domestic Restricted Subsidiaries (as defined), and all Domestic Restricted Subsidiaries created or acquired by the
                                Company in the future, including, without limitation, Rival and its domestic subsidiaries upon consummation of the Acquisition
                                (collectively, the "Guarantors").

Ranking .....................   The Notes will be general unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Debt of the Company. As of September 30, 1998, after giving pro forma effect to the Transactions, the Company would have had approximately $244.4 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company would have had $81.5 million of additional borrowings available under the Credit Facility. The
                                Notes will rank pari passu with the Existing Notes.

Optional Redemption .........   Except as set forth below, the Notes will not be redeemable at the option of the Company prior to November 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, thereon to the redemption date. In addition, at any time prior to November 15,
                                2000, the Company may redeem up to an aggregate of 33% of the principal amount of Notes at a redemption price equal to 109.875% of the principal amount thereof, plus accrued and unpaid interest and
                                Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more sales of Equity Interests (as defined) (other than Disqualified Stock (as defined)) of the Company, provided that at least 67% of the principal amount of Notes remains outstanding immediately following each such redemption.

Change of Control ...........   In the event of a Change of Control (as defined), the Company will be required to make an offer to each holder of Notes to repurchase all or any part of such holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated
                                Damages, if any, thereon to the repurchase date.

Covenants ...................   The indenture pursuant to which the Notes will be issued (the
                                "Indenture") will contain certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to incur additional Indebtedness (as defined), pay dividends, repurchase Equity Interests or make other Restricted Payments (as defined), create Liens (as defined), enter into transactions with Affiliates
                                (as defined), sell assets or enter into certain mergers and consolidations.
                                See "Description of Notes."

Exchange Offer, Registration Rights   Pursuant to a Registration Rights Agreement among the Company, the
                                      Guarantors and the Initial Purchasers (the "Registration Rights
                                      Agreement"), the Company and the Guarantors will agree (1) to file a registration statement with the Securities and Exchange Commission (the
                                      "Commission"), within 90 days after the consummation of the Offering, with respect to an offer to exchange (the "Exchange Offer") the Notes and the Existing Notes for a new issue of notes of the Company (the
                                      "Exchange Notes"), with terms substantially identical to those of the
                                      Notes and the Existing Notes, that are registered under the Securities Act and (2) to use their best efforts to cause such registration statement to be declared effective by the Commission within 150 days after the consummation of the Offering. In addition, under certain circumstances the Company and the Guarantors may be required to file a shelf registration statement to cover resales of the Notes by holders thereof (a
                                      "Shelf Registration"). If the Company and the Guarantors do not comply with their obligations under the Registration Rights Agreement, they will be required to pay specified Liquidated Damages to the holders of the
                                      Notes under certain circumstances. See "Description of Notes--
                                      Registration Rights; Liquidated Damages."

Transfer Restrictions .............   The Notes have not been registered under the Securities Act and are subject to certain restrictions on transfer. See "Notice to Investors."

Use of Proceeds ...................   The Company intends to utilize the net proceeds of the Offering, together with the net proceeds of the Equity Commitment and borrowings under the Credit Facility, to consummate the Acquisition, to refinance certain outstanding borrowings of Holmes and Rival and to pay certain fees and expenses of the Transactions. In the event that the Acquisition is not consummated, Holmes intends to utilize the net proceeds of the Offering to repay its existing indebtedness, to pay expenses and for general working capital purposes. See "The Transactions; Use of Proceeds."

                                 Risk Factors

     Prospective purchasers of the Notes should carefully consider the matters set forth under "Risk Factors," as well as the other information and financial statements and data included or incorporated by reference in this Offering Memorandum, prior to making an investment in the Notes.

                            Summary Financial Data


Holmes Products Corp.

     The following summary historical financial data for the years ended December 31, 1995, 1996 and 1997 have been derived from Holmes' audited Consolidated Financial Statements included or incorporated by reference in this Offering Memorandum. The summary historical financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 have been derived from Holmes' unaudited Consolidated Financial Statements included or incorporated by reference in this Offering Memorandum. In the opinion of Holmes' management, these unaudited Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of Holmes' financial position and results of operations for these periods. Due to the seasonality of operations and other factors, the results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. The summary unaudited pro forma data as of September 30, 1998 and for the twelve months ended September 30, 1998 have been derived from the Unaudited Pro Forma Combined Condensed Financial Statements of the Company included or incorporated by reference in this Offering Memorandum. The unaudited pro forma data do not purport to represent what the Company's financial position or results of operations actually would have been if the transactions referred to therein had been consummated on the date or for the period indicated, or what such results will be for any future date or for any future period. While the Company believes the inclusion of adjusted EBITDA as described in Note (4) below is appropriate to reflect ongoing operations after the Acquisition, adjusted EBITDA may not comply with regulations published by the Commission. Accordingly, adjusted EBITDA and information relating to adjusted EBITDA may not be included in the Company's filings with the Commission. The cost savings included in adjusted EBITDA have neither been examined nor compiled by any firm of independent accountants. The following information should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Combined Condensed Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holmes' and Rival's Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Offering Memorandum.


                                                                                                                     Pro Forma
                                                                                          Nine Months Ended        Twelve Months
                                                  Year Ended December 31,                   September 30,              Ended
                                        -------------------------------------------   -------------------------    September 30,
                                            1995          1996            1997            1997          1998          1998(1)
                                        -----------   -----------   ---------------   -----------   -----------   --------------
                                                                             (in thousands)
Income Statement Data:
Net sales ...........................    $178,132      $194,331       $ 192,153        $136,767      $157,602        $573,262
Cost of goods sold ..................     141,226       145,915         136,740         102,442       110,523         416,990
                                         --------      --------       ---------        --------      --------        --------
 Gross profit .......................      36,906        48,416          55,413          34,325        47,079         156,272
Selling, general and administrative
 expenses ...........................      25,654        32,828          41,993(2)       25,069        31,252         106,497
Restructuring expenses ..............          --            --              --              --            --           4,887
                                         --------      --------       -----------      --------      --------        --------
 Operating profit ...................      11,252        15,588          13,420           9,256        15,827          44,888
Interest expense, net ...............       5,219         6,491           7,096           4,724        10,369          36,455
Other (income) expense, net .........        (337)         (319)             56              42          (268)          3,963
                                         --------      --------       -----------      --------      --------        --------
 Income (loss) before income
   taxes and minority interest ......       6,370         9,416           6,268           4,490         5,726           4,470
Income tax expense (benefit) ........       2,614         2,787           2,196             292           873             892
Minority interest in net income of
 majority-owned subsidiaries(3) .....         518           408             225             220            --              --
                                         --------      --------       -----------      --------      --------        --------
 Net income .........................    $  3,238      $  6,221       $   3,847        $  3,978      $  4,853        $  3,578
                                         ========      ========       ===========      ========      ========        ========

                                                                                                              Pro Forma
                                                                                    Nine Months Ended       Twelve Months
                                                 Year Ended December 31,              September 30,             Ended
                                          ------------------------------------   -----------------------    September 30,
                                             1995         1996         1997         1997         1998          1998(1)
                                          ----------   ----------   ----------   ----------   ----------   --------------
                                                                      (Dollars in thousands)
Other Data:
EBITDA(4) .............................    $16,098      $22,774      $20,837      $14,187      $21,279        $ 59,806
Adjusted EBITDA(4) ....................         --           --           --           --           --          80,806
Depreciation and amortization .........      4,509        6,867        7,473        4,973        5,184          18,881
Capital expenditures ..................      9,706        8,594        5,815        3,601        3,527          12,564
Ratio of adjusted EBITDA to cash
 interest expense(5) ..................                                                                            2.4x
Ratio of total debt to adjusted
 EBITDA ...............................                                                                            4.7x


                                                                September 30, 1998
                                                           ----------------------------
                                                            Historical     Pro Forma(1)
                                                           ------------   -------------
                                                                  (in thousands)
Balance Sheet Data:
Cash and cash equivalents ..............................    $   5,738        $  6,947
Working capital ........................................       74,941         234,895
Total assets ...........................................      139,194         484,300
Total long-term debt, including capital leases .........      124,820         373,049
Total stockholders' equity (deficit) ...................      (19,457)         29,860

------------
(1) The unaudited pro forma income statement data gives effect to the Transactions and the 1997 Transactions (as defined) as if they had occurred as of January 1, 1997. The unaudited pro forma balance sheet data gives effect to the Transactions as if they had occurred on September 30, 1998. See "Unaudited Pro Forma Combined Condensed Financial Statements."

(2) Includes approximately $6.9 million of incremental compensation expense which was paid to certain executives in conjunction with the 1997 Transactions.

(3) In May and June, 1997, Holmes repurchased the shares held by 30% minority stockholders in one of Holmes' subsidiaries for a total of $900,000. The summary unaudited pro forma results of operations exclude the minority interest in net income of majority-owned subsidiaries.

(4) EBITDA represents income before interest expense, income tax expense, depreciation and amortization and the minority interest in net income of majority-owned subsidiaries. Adjusted EBITDA represents EBITDA plus (i) a $3.8 million non-recurring litigation expense recorded by Rival in June 1998, (ii) a $7.7 million restructuring charge recorded by Rival in the quarter ended September 30, 1998 relating to the closing of three facilities in North Carolina and Indiana, (iii) approximately $5.1 million of annual sourcing cost savings that Holmes expects to realize as a result of the Acquisition and (iv) approximately $4.4 million of annual cost savings that Holmes expects to realize as a result of the North Carolina and Indiana facility closings. EBITDA and adjusted EBITDA are presented because they are widely accepted measures to provide information regarding a company's ability to service and/or incur debt. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, the Company's calculation of EBITDA and adjusted EBITDA may differ from that performed by other companies, and thus the amounts disclosed may not be directly comparable to those disclosed by other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(5) Cash interest expense is defined as interest expense less amortization of debt issuance costs.

The Rival Company

     The following summary historical financial data for Rival's fiscal years ended June 30, 1996, 1997 and 1998 have been derived from Rival's audited Consolidated Financial Statements included or incorporated by reference in this Offering Memorandum. The summary historical financial data for the three months ended September 30, 1997 and 1998 have been derived from Rival's unaudited Condensed Consolidated Financial Statements included or incorporated by reference in this Offering Memorandum. In the opinion of Rival's management, these unaudited Condensed Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Rival for these periods. Due to the seasonality of operations and other factors, the results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. The following information should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rival's Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Offering Memorandum.

                                                                                                      Three Months Ended
                                                              Year Ended June 30,                       September 30,
                                                 ---------------------------------------------   ----------------------------
                                                     1996           1997             1998           1997            1998
                                                 -----------   --------------   --------------   ----------   ---------------
                                                                                (in thousands)
Income Statement Data:
Net sales ....................................    $313,864       $376,465         $376,919        $96,697       $  80,052
Cost of sales ................................     230,207        278,455          281,043         71,119          62,410(3)
                                                  --------       --------         --------        -------       ---------
 Gross profit ................................      83,657         98,010           95,876         25,578          17,642
Selling, general and administrative expenses        50,561         63,809           63,251         16,254          15,108
Restructuring expenses .......................          --          3,000(1)            --             --           4,887(3)
Amortization of goodwill and other
 intangible assets ...........................       2,432          3,069            2,894            779             685
                                                  --------       --------         --------        -------       ---------
 Operating income (loss) .....................      30,664         28,132           29,731          8,545          (3,038)
Interest expense .............................       7,117         10,081           10,099          2,587           2,484
Other expenses ...............................         295             21            3,875(2)           3             345
                                                  --------       --------         --------        -------       ---------
 Earnings (loss) before income taxes .........      23,252         18,030           15,757          5,955          (5,867)
Income tax expense (benefit) .................       9,013          7,345            6,550          2,229          (2,033)
                                                  --------       --------         --------        -------       ---------
 Net earnings (loss) .........................    $ 14,239       $ 10,685         $  9,207        $ 3,726       $  (3,834)
                                                  ========       ========         ========        =======       ===========


                                      September 30,
                                 -----------------------
                                    1997         1998
                                 ----------   ----------
                                     (in thousands)
Balance Sheet Data:
Working capital ..............    $ 88,537     $ 86,407
Total assets .................     322,956      299,928
Long-term debt ...............      84,000       78,000
Stockholders' equity .........     113,525      110,791

------------
(1) In fiscal 1997, Rival recorded a $3.0 million restructuring expense relating to the closing of its Montreal, Quebec manufacturing, distribution and administrative functions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

(2) Other expense for fiscal 1998 includes $3.8 million of non-recurring litigation expenses relating to litigation that was settled during such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

(3) In the three months ended September 30, 1998, Rival recorded a $7.7 million restructuring expense ($2.8 million of which is reflected in cost of sales) relating to the closing of three facilities in North Carolina and Indiana. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

                                 RISK FACTORS


     The following risk factors should be considered carefully, in addition to the other information included or incorporated by reference in this Offering Memorandum, before purchasing the Notes offered hereby. In connection with the forward-looking statements which appear in this Offering Memorandum, prospective purchasers of the Notes should carefully review the factors discussed below and the cautionary statements referred to in "Disclosure Regarding Forward-Looking Statements."


Substantial Leverage

     Following the Offering, the Company will be highly leveraged. As of September 30, 1998, after giving pro forma effect to the Transactions, the Company would have had total consolidated indebtedness of approximately $379.4 million and total stockholders' equity of $29.9 million. See "Capitalization" and "Unaudited Pro Forma Combined Condensed Financial Statements." The Company may incur additional indebtedness in the future, including through available borrowings under the Credit Facility, subject to the satisfaction of certain financial tests. See "Description of Credit Facility" and "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

     The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (1) the Company's ability to obtain additional financing in the future, or to obtain financing at reasonable rates, for working capital, capital expenditures, acquisitions or other purposes may be limited or impaired; (2) the Company's flexibility with respect to certain matters will be limited by covenants contained in the Indenture and the Credit Facility which will limit the ability of the Company and its subsidiaries to incur additional indebtedness, grant liens, pay dividends, redeem capital stock, prepay certain subordinated indebtedness and enter into mergers and other similar transactions; and (3) the Company's degree of leverage may make it more vulnerable to economic downturns, limit its ability to pursue other business opportunities and reduce its flexibility in responding to changing business and economic conditions.

     The Company's ability to generate cash for the repayment of debt, including the Notes, will be dependent upon the future performance of the Company's business, which will in turn be subject to financial, competitive, economic and other factors affecting the operations of the Company, including certain factors beyond its control.

     In the event that the Acquisition and certain of the other Transactions were not consummated, Holmes would continue, following the Offering, to be highly leveraged, in which case holders of Notes would be subject to the risks described above.


Subordination of the Notes

     The Notes will be unsecured obligations of the Company and will be subordinated in right of payment to all current and future Senior Debt of the Company, including all indebtedness of the Company under the Credit Facility. In addition, the guarantees of the Notes will be subordinated to all current and future Senior Debt of the Guarantors, including the Guarantors' obligations under the Credit Facility. See "Description of Notes -- Subordination." As of September 30, 1998, after giving pro forma effect to the Transactions, the Company would have had approximately $244.4 million of Senior Debt outstanding, including outstanding borrowings under the Credit Facility. In addition, the Company would have had $81.5 million of additional borrowings available under the Credit Facility. As a result of the subordination provisions of the Indenture, in the event of a liquidation or insolvency involving the Company, holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The Indenture will permit the Company to incur additional Senior Debt, subject to certain financial tests. See "Description of Notes -- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."


Risks Relating to the Acquisition

     Uncertainties Regarding Consummation. Consummation of the Offering is not contingent upon the consummation of the Acquisition. Consummation of the Acquisition is subject to the satisfaction or waiver of a number of conditions, including there being validly tendered in the Tender Offer and not withdrawn at least 70% of the Rival Shares, the receipt of the cash proceeds of the Equity Commitment, the Credit Facility and the Offering, and other customary conditions. The initial expiration of the Tender Offer is scheduled for 12:00 midnight, New York

City time, on January 25, 1999, unless extended. However, the Merger Agreement contemplates that the final consummation of the Merger may, under certain circumstances, be delayed until June 15, 1999. The Unaudited Pro Forma Combined Condensed Financial Statements included in this Offering Memorandum assume the consummation of the Acquisition. However, there can be no assurance as to if, or when, the Acquisition will be consummated, or that it will be consummated on the terms described herein. In the event that the Offering is consummated but the Acquisition is not consummated or is delayed, holders of Notes would not then have access to the cash flow of Rival as a source of repayment of the Notes.

     Integration of Rival; Increased Size. There can be no assurance that Holmes will be able to successfully integrate Rival, which is substantially larger than Holmes in terms of sales and assets, with its existing business operations. The full benefits of the Acquisition will require the integration of administration, finance, product development, manufacturing, distribution and sales and marketing operations. Holmes has no prior experience integrating an acquired company, and the integration of Rival may be further complicated by Rival's size relative to Holmes. The integration will require the implementation of appropriate operational, financial, and management systems and controls. The Company may encounter difficulties in expanding its financial controls and reporting systems to meet its future needs. The successful integration of the Acquisition will also depend upon the Company's ability to retain and motivate Rival's existing employees and managers. In addition, Rival has undertaken a number of restructuring actions in recent years to streamline its operations and improve manufacturing efficiency. There can be no assurance that additional restructuring expenses will not be incurred in the future, or that the cost savings anticipated to follow such restructurings and the Acquisition will actually be realized. If the Company fails to successfully integrate the operations of Holmes and Rival, or if anticipated revenue enhancements and cost savings are not realized, the Company's business, results of operations, financial condition and prospects would be materially adversely affected. The Unaudited Pro Forma Combined Condensed Financial Statements included herein contain certain adjustments relating to the acquisition of Rival; actual amounts will likely differ from those set forth therein, possibly to a material extent. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

     Potential Liabilities. Although Holmes has performed a legal and financial due diligence investigation of Rival, including Phase I environmental studies of Rival's major facilities, unknown or undiscovered legal, financial or operational weaknesses or liabilities may exist or may arise. Such liabilities could include, among others, those arising from litigation, product recalls, product liability claims, employee benefits obligations or non-compliance with applicable federal, state or local environmental requirements for which the Company, as a successor owner, may be responsible. The Merger Agreement does not provide for any indemnification of the Company against such liabilities.


Product Liability

     The Company faces exposure to product recalls and product liability claims in the event that its products are alleged to have manufacturing or safety defects or to have resulted in injury or other adverse effects. Although the Company maintains product liability insurance in amounts that management believes are reasonable, there can be no assurance that the Company will be able to maintain its product liability insurance on acceptable terms, if at all, in the future or that product liability claims will not exceed the amount of the Company's insurance coverage. In particular, Holmes is a defendant in a case scheduled for trial in New Jersey state court in February, 1999, in which a heater manufactured by Holmes is alleged to have caused a fire resulting in nine deaths, as well as injuries to other persons. With respect to product recalls, both Holmes and Rival have had ongoing communication with the United States Consumer Products Safety Commission and, in the case of Rival, the Canadian Standards Association, regarding allegations that various products may contain a defect that would warrant a product recall. The Company does not maintain product recall insurance. As a result, there can be no assurance that product recalls and product liability claims will not have a material adverse effect on the Company's financial condition or results of operations. See "Business of Holmes Products Corp. -- Legal Proceedings" and "Business of The Rival Company -- Legal Proceedings."

Dependence on Major Customers

     Holmes' three largest retail customers, Wal-Mart (including Sam's Wholesale Club), Kmart and Target, each accounted for over 10%, and in the aggregate approximately 51%, of Holmes' net sales for the twelve months ended September 30, 1998. Holmes does not have long-term agreements with its major customers, and purchases are generally made through the use of individual purchase orders. A significant reduction in purchases by any of these customers could have a material adverse effect on the Company's business. See "Business of Holmes Products Corp. -- Sales and Marketing."

     Rival is also highly dependent on sales to its major customers. Rival's aggregate net sales to its six largest customers during its fiscal year ended June 30, 1998 were approximately 47% of its total net sales. Rival's net sales to Wal-Mart (including Sam's Wholesale Club), its largest customer, accounted for approximately 26% of fiscal 1998 net sales. Rival does not have long-term supply contracts with its major customers. The adverse effects of a decrease in business from any of Rival's major customers would likely be exacerbated by the fact that a number of Holmes' major customers, including Wal-Mart, its largest, are the same as Rival's.


Retail Industry

     The Company's products are sold to consumers through major retail channels, including mass merchants, do-it-yourself home centers, warehouse clubs, hardware stores and national drugstore chains. As a result, the Company's business and financial results fluctuate with the financial condition of its retail customers and the retail industry generally. Certain of the Company's retail customers have filed for bankruptcy protection in recent years. Management monitors and evaluates the credit status of its customers and attempts to adjust sales terms as appropriate. Additionally, Holmes has entered into factoring agreements whereby receivables from certain pre-determined customers, up to specified limits, can be sold in the event the customer defaults on payment. Despite these efforts, a bankruptcy filing by a significant customer could have a material adverse affect on the Company. See
Note 12 of Notes to Holmes' Consolidated Financial Statements.


Risks of Non-U.S. Operations

     Holmes manufactures a significant portion of its products, and substantially all of the motors used in its products, in China. Holmes also sources a significant proportion of the raw materials used in the manufacture of its products outside the United States. Rival currently has certain of its products manufactured by contract manufacturers outside of the United States. In addition, the Company's strategy includes increasing sales to customers outside of the United States. International operations are subject to risks including labor unrest, political instability, restrictions on transfers of funds, import and export duties and quotas, domestic and international customs and tariffs, unexpected changes in regulatory environments, difficulty in obtaining distribution and support and potentially adverse tax consequences. Labor in China has historically been readily available at relatively low cost to Holmes as compared to labor costs applicable in other nations. China has experienced rapid social, political and economic change in recent years. There can be no assurance that labor will continue to be available to the Company in China at costs consistent with historical levels. A substantial increase in labor costs in China could have a material adverse effect on the Company. Although China currently enjoys "most favored nation" trading status with the United States, the U.S. government has in the past proposed to revoke such status and to impose higher tariffs on products imported from China in response to human rights abuse in China and the failure by the Chinese government to protect U.S. intellectual property rights in China. In addition to risks specific to China, a number of Asian countries have experienced worsening economic conditions over the past year. There can be no assurance that any of the foregoing factors will not have a material adverse effect on the Company's ability to increase or maintain its international sales or importing activities, its financial condition or its results of operations.

     The Company's international operations also subject the Company to currency exchange rate risk. Although the Company's international operations have not historically been significantly impacted by changes in currency exchange rates, future changes in currency exchange rates could have an adverse effect on the Company's financial condition or results of operations.

     Rival has more substantial European and Canadian operations and sales than the Company currently does, which may further increase the Company's exposure to the risks described above following the Acquisition.

Risks Associated with Development of New Products

     The Company believes that its future success will depend in part upon its ability to continue to make innovations in its existing products and to develop, manufacture and market new products. There can be no assurance that the Company will be successful in the introduction, marketing and manufacture of any of its new products or product innovations or that the Company will be able to develop and introduce in a timely manner new products or innovations to its existing products which satisfy customer needs or achieve market acceptance. The failure to develop products and introduce them successfully and in a timely manner could have a material adverse effect on the Company's financial condition or results of operations.


Dependence on Manufacturing Facilities

     A substantial portion of Holmes' net sales are derived from the sale of products manufactured or assembled at Holmes' two manufacturing facilities located in China. One of the facilities manufactures substantially all of the motors utilized in Holmes' products. The second facility manufactures many of the remaining components and assembles most of Holmes' products. These manufacturing facilities are subject to hazards that could result in material damage to any such facility. Any such damage to either facility, or prolonged interruption in the operations of either facility for repairs, labor disruption or other reasons, would have a material adverse effect on the Company's financial condition and results of operations.

     Rival currently operates six manufacturing facilities in the United States (one of which is scheduled to be closed). Holmes has no prior experience in operating manufacturing facilities in the United States on the scale of Rival's operations. In addition, Rival operates one unionized facility, in Jackson, Mississippi, which produces an essential component (stoneware) for a significant product line (Crock-Pot[RegTM] slow cookers). Holmes has no prior experience with unionized employees. See "Business of Holmes Products
Corp. -- Manufacturing" and "Business of The Rival Company --  Manufacturing."


Cost and Availability of Raw Materials

     Plastic resin, copper wire and corrugated paper are significant raw materials used in the manufacture and packaging of the Company's products. Because the primary resource used in manufactured plastics is petroleum, the cost and availability of plastic for use in the Company's products varies to a great extent with the price of petroleum. In addition, copper wire and corrugated paper prices can fluctuate significantly. Rival's products also require substantial quantities of steel and aluminum. The Company's inability to acquire sufficient raw materials at reasonable prices would affect the Company's ability to maintain its margins and could result in a material adverse effect on the Company's financial condition or results of operations.


Seasonality

     Sales of Holmes' products are highly seasonal, and counter-seasonal weather can adversely affect the Company's results of operations. Sales of Holmes' fans to retailers are highest in the first and second quarters of each year, with an average of 84.1% of domestic gross sales of fans generated during the first and second quarters in each of the years ended December 31, 1995, 1996 and 1997. Sales of Holmes' heaters, humidifiers and air purifiers to retailers are highest in the third and fourth quarters of each year, with an average of 95.4%, 89.9% and 66.2% of domestic gross sales of heaters, humidifiers and air purifiers, respectively, generated during the third and fourth quarters in each of the years ended December 31, 1995, 1996 and 1997. Counter-seasonal summer weather could adversely affect sales of fans and could result in increased returns of these products to Holmes by retailers in subsequent quarters and in lower purchases by retailers in the following year due to high inventory levels. Similarly, counter-seasonal winter weather could adversely affect sales of heaters and humidifiers and could result in increased returns in subsequent quarters and in lower purchases by retailers in the following year. Sales of air purifiers are less subject to seasonal weather patterns, but follow the seasonal pattern of the retail industry generally, with highest sales to retailers in the third and fourth quarter in anticipation of the Christmas selling season. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality -- Holmes."

     Certain of Rival's product lines are also seasonal, with sales of heaters and humidifiers highest during the fall and winter, and ice cream freezers, pumps and fans sold primarily during the spring or summer. In addition, a significant percentage of the products sold by Rival are given as gifts and, as such, sales volumes are higher in anticipation of the Christmas season. See "Business of The Rival Company -- Seasonality."


Competition

     The markets for the Company's products are highly competitive. The Company believes that competition is based upon several factors, including price, access to retail shelf space, product features and enhancements, brand names, new product introductions, marketing support and distribution systems. The Company competes with established companies, a number of which have substantially greater facilities, personnel, financial and other resources than those of the Company. The Company also competes with importers and foreign manufacturers of unbranded products. In addition, the consumer home comfort product industry has recently experienced some consolidation of existing manufacturers, each generating annual sales which are significantly higher than those of the Company. Large consumer product companies have from time to time entered the market for consumer home comfort products and may do so in the future. There can be no assurance that the Company will be able to compete successfully against current and future sources of competition or that the competitive pressures faced by the Company will not adversely affect its profitability or financial performance. See "Business of Holmes Products Corp.-- Competition" and "Business of The Rival Company -- Competition."


Dependence on Key Personnel of Holmes

     The continued success of the Company will depend significantly on the efforts and abilities of Holmes' key executive officers, including Jordan A. Kahn, its President and Chief Executive Officer, Stanley Rosenzweig, its Chief Operating Officer, Ira B. Morgenstern, its Senior Vice President - Finance, Gregory F. White, its Executive Vice President, Sales and Marketing, and Tommy Liu, Managing Director of Holmes' Far East operations. The loss of the services of one or more of these individuals could have a material adverse effect on the business of the Company.


Year 2000 Compliance

     Portions of the accounting and operational systems and software used by Holmes, Rival and their customers and suppliers identify years with two digits instead of four. If not corrected, these systems may recognize the Year 2000 as the Year 1900, which might cause system failures or inaccurate reporting of data that disrupts operations. If Year 2000 issues in Holmes', Rival's or third parties' information technology and non-information technology systems are not remedied in a timely manner, there can be no assurance that significant business interruptions or increased costs having a material adverse effect on the business, financial condition or results of operations of the Company will not occur in connection with the change in century. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Year 2000."


Control by Principal Stockholders

     Upon completion of the Transactions, Berkshire Partners and certain members of the Company's senior management, including Jordan A. Kahn, will beneficially own approximately 87.2% of the Company's outstanding common stock. These stockholders will have the ability to elect or remove any or all of the Company's directors and to control substantially all corporate actions. The interests of the Company's stockholders may conflict with the interests of the holders of the Notes in certain circumstances. See "Share Ownership."


Restrictions on Company under the Credit Facility and the Indenture

     The Credit Facility and the Indenture will impose restrictions that affect, among other things, the ability of the Company to incur debt, pay dividends, sell assets, create liens, make capital expenditures and investments, and otherwise enter into certain transactions outside the ordinary course of business. The Credit Facility will also require the Company to maintain specified financial ratios and meet certain financial tests. The ability of the Company to continue to comply with the covenants and restrictions may be affected by events beyond its control. The breach of any of these covenants or restrictions would result in a default under the Credit Facility and the Indenture, in which case the lenders under the Credit Facility could elect to declare all amounts borrowed thereunder, together with accrued interest, to be due and payable, foreclose on the assets securing the Credit Facility or cease to provide additional revolving loans or letters of credit, which could have a material adverse effect on the Company. See "Description of Credit Facility" and "Description of Notes."


Change of Control

     In the event of a Change of Control, the Company will be required to make an offer to repurchase all or any part of each holder's Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the repurchase date. The source of funds for any such repurchase would be the Company's available cash or cash generated from operations or other sources, including borrowings, sales of equity or funds provided by a new controlling person. However, there can be no assurance that sufficient funds will be available at the time of any Change of Control to make any required repurchases of the Notes tendered. In addition, the Credit Facility is expected to prohibit the Company from making any such required repurchases. The failure of the Company to offer to repurchase Notes, or to repurchase Notes tendered, following a Change of Control will result in a default under the Indenture, which could lead to a cross-default under the Credit Facility and under the terms of other indebtedness of the Company. In such a case, the subordination provisions of the Indenture may limit the ability of the holders of the Notes to receive payment in respect of their Notes. See "Description of Credit Facility," "Description of Notes -- Subordination" and "-- Repurchase of Notes at the Option of Holders -- Change of Control."


Subsidiary Guarantees

     The Notes will be guaranteed by all of the Company's Domestic Restricted Subsidiaries. The existing domestic subsidiaries of Holmes do not have substantial assets or operations. While Rival and its domestic subsidiaries have substantial assets, consummation of the Offering is not contingent upon the Acquisition. In any event, the Company will continue to conduct a substantial portion of its operations, including Holmes' Chinese manufacturing operations, through foreign subsidiaries. These subsidiaries will not be guarantors of the Notes.


Lack of Public Market for the Notes; Restrictions on Resale

     The Notes are new securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they intend to make a market in the Notes and, if issued, the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes and, if issued, the Exchange Notes. The Company does not intend to apply for listing of Notes or, if issued, the Exchange Notes, on any securities exchange.

     The Notes are being offered in reliance upon an exemption from registration under the Securities Act and applicable state securities laws. Therefore, the Notes may be transferred or resold only in a transaction registered under or exempt from the Securities Act and applicable state securities laws. Pursuant to the Registration Rights Agreement, the Company has agreed to file the Exchange Offer Registration Statement with the Commission and to use its best efforts to cause such Exchange Offer Registration Statement to become effective with respect to the Exchange Notes. If issued, the Exchange Notes generally will be permitted to be resold or otherwise transferred (subject to the restrictions described under "Description of Notes -- Registration Rights; Liquidated Damages" and "Notice to Investors") by each holder without the requirement of further registration. The Exchange Notes, however, also will constitute a new issue of securities with no established trading market. The Exchange Offer will not be conditioned upon any minimum or maximum aggregate principal amount of notes being tendered for exchange. No assurance can be given as to the liquidity of the trading market for the Exchange Notes, or, in the case of non-tendering holders of the Notes, the trading market for the Notes following the Exchange Offer.

     The liquidity of, and trading market for, the Notes or, if issued, the Exchange Notes also may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets or the financial performance of, and prospects for, the Company.

     The Company intends to conduct the Exchange Offer in part in order to allow the Notes and the Existing Notes to trade as a single issue, which the Company believes will offer greater liquidity to holders. However, the Company cannot compel tenders by holders, and there can be no assurance that all holders of the Notes and the Existing Notes will exchange such notes for Exchange Notes. To the extent that less than all of the Notes and the Existing Notes are tendered and accepted in the Exchange Offer, two series of 97/8% Senior Subordinated Notes due 2007, issued under separate indentures and trading under different CUSIP numbers, will remain outstanding and the trading market for both Exchange Notes and untendered or unaccepted Notes and Existing Notes may be adversely affected.


Fraudulent Conveyance Matters

     The obligations of the Company under the Notes, and the application of the net proceeds therefrom in connection with the Transactions, may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or other lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of the Company or a representative of any of the Company's creditors. If a court in such case or lawsuit were to find that, at the time the Company issued the Notes or at the time of the Transactions, the Company (i) intended to hinder, delay or defraud any existing or future creditor or (ii) did not receive fair consideration or reasonably equivalent value for issuing the Notes or in connection with the Transactions, and the Company either (a) was insolvent or rendered insolvent by reason thereof, (b) was engaged or was about to engage in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital or (c) intended to or believed that it would incur debts beyond its ability to pay such debts as they matured or became due, such court could void the Company's obligations under the Notes, subordinate the Notes to other indebtedness of the Company, direct that holders of the Notes return any amounts paid thereunder to the Company or to a fund for the benefit of its creditors or take other action detrimental to the holders of the Notes.

     The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, a company will be considered insolvent at a particular time if the sum of its debts, including contingent liabilities, at that time is greater than the then-fair value of its assets or if the fair saleable value of its assets at that time is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance, however, as to what standard a court would apply to evaluate the parties' intent or to determine whether the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions or that, regardless of the standard, a court would determine that the Company was insolvent at the time of, or rendered insolvent upon consummation of, the Transactions.

     The Company's obligations under the Notes will be guaranteed by the Guarantors, and the guarantees of the Notes also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws, if a bankruptcy case or a lawsuit (including in circumstances where bankruptcy is not involved) is commenced by or on behalf of any creditor of a Guarantor or a representative of any such creditors. In such a case, the analysis set forth above would generally apply, except that the Guarantees could also be subject to the claim that, since the guarantees were incurred for the benefit of the Company (and only indirectly for the benefit of the Guarantors), the obligations of the Guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. A court could void a Guarantor's obligation under its guarantee of the Notes, subordinate the guarantee to other indebtedness of a Guarantor, direct that holders of the Notes return any amounts paid under a guarantee to the relevant Guarantor or to a fund for the benefit of its creditors, or take other action detrimental to the holders of the Notes.

                       THE TRANSACTIONS; USE OF PROCEEDS

     Pursuant to the Merger Agreement among Holmes, Merger Sub and Rival, Holmes has agreed to acquire all of the Rival Shares for $13.75 per share in cash, or an aggregate consideration of approximately $129.4 million, including payments to the holders of certain Rival stock options. In connection with the Acquisition, Holmes will also refinance approximately $150.3 million (as of September 30, 1998) of existing indebtedness of Rival. Pursuant to the Merger Agreement, Merger Sub has commenced the Tender Offer for all of the Rival Shares, which offer currently is scheduled to expire at 12:00 midnight on January 25, 1999. Holmes intends to extend the expiration of the Tender Offer to coincide with the consummation of the Transactions. The Tender Offer is conditioned upon, among other things, holders of at least 70% of the outstanding Rival Shares tendering such shares to Merger Sub. Following completion of the Tender Offer, Merger Sub will be merged with and into Rival, with Rival being the surviving corporation and a wholly owned subsidiary of Holmes. In the Merger, the remaining holders of outstanding Rival Shares will receive $13.75 per share in cash.

     In connection with the Acquisition and the Offering, Holmes has received the Equity Commitment from investment funds affiliated with Berkshire Partners, Holmes' majority stockholder, to purchase $50.0 million of common stock of Holmes, a portion of which is expected to be purchased by members of Holmes' management and certain other co-investors. In addition, Holmes has received a commitment from BankBoston, N.A., as lender, to provide Holmes with $325.0 million in senior credit facilities, initial borrowings under which will be used, together with the net proceeds of the Equity Commitment and the Offering, to consummate the Acquisition, refinance Rival's existing indebtedness and refinance outstanding borrowings under the Existing Credit Facility. See "Description of Credit Facility."

     The following table sets forth the anticipated sources and uses of funds in connection with the Transactions, based on balances as of September 30, 1998 (in millions). The actual sources and uses of funds will depend on the outstanding debt levels of Holmes and Rival at the time of the consummation of the Transactions.


Sources of funds:                         Uses of funds:
Credit Facility(a)           $  243.5     Cash purchase price(b)                $  129.4
Issuance of the Notes            30.0     Refinance Rival indebtedness(c)          152.6
Equity Commitment                50.0     Refinance Holmes indebtedness(d)          19.5
                                          Estimated fees and expenses(e)            22.0
                                                                                --------
 Total sources of funds      $  323.5     Total uses of funds                   $  323.5
                             ========                                           ========

------------
(a) The Credit Facility will provide for total availability of $325.0 million. See "Description of Credit Facility."

(b) Includes payments to holders of Rival Shares and holders of certain Rival stock options.

(c) Includes $2.3 million of accrued interest. The Company estimates that, due to seasonality of borrowings, the actual amount will be lower upon the consummation of the Transactions.

(d) The Company estimates that the actual amount will be lower upon the consummation of the Transactions.

(e) Includes estimated prepayment premium of $8.0 million. The Company estimates that the actual amount will be lower upon the consummation of the Transactions.

     Consummation of the Offering is not contingent upon the consummation of the other Transactions. In the event that the Acquisition is not consummated, Holmes intends to utilize the net proceeds of the Offering to repay its existing indebtedness, to pay expenses and for general working capital purposes, although Holmes would have broad discretion in allocating such net proceeds without action or approval by holders of Notes.

                                CAPITALIZATION

     The following table sets forth the capitalization of Holmes as of September 30, 1998, on an actual basis and on a pro forma basis as adjusted to give effect solely to the Offering and to give effect to the Transactions as a whole. See "The Transactions; Use of Proceeds." The following table should be read in conjunction with "Selected Financial Data," "Unaudited Pro Forma Combined Condensed Financial Statements" and the Consolidated Financial Statements of Holmes, including the notes thereto, included or incorporated by reference in this Offering Memorandum.


                                                                September 30, 1998
                                                 -------------------------------------------------
                                                                   Pro Forma         Pro Forma
                                                    Actual       for Offering     for Transactions
                                                 ------------   --------------   -----------------
                                                                  (in thousands)
Total debt, including current maturities:
 Capital lease obligations ...................    $     904       $     904           $    904
 Existing Credit Facility ....................       19,500              --                 --
 Credit Facility(1) ..........................           --              --            243,529
 Existing Notes ..............................      105,000         105,000            105,000
 Notes .......................................           --          30,000             30,000
                                                  ---------       ---------           --------
  Total debt .................................      125,404         135,904            379,433
Total stockholders' equity (deficit) .........      (19,457)        (19,457)            29,860
                                                  ---------       ---------           --------
  Total capitalization .......................    $ 105,947       $ 116,447           $409,293
                                                  =========       =========           ========

-----------

(1) The Credit Facility will provide for total availability of $325.0 million. See "Description of Credit Facility."

                            SELECTED FINANCIAL DATA


Holmes Products Corp.

     The following selected financial data of Holmes as of and for the years ended December 31, 1994, 1995, 1996 and 1997 have been derived from the audited Consolidated Financial Statements of Holmes; such Consolidated Financial Statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997 are included or incorporated by reference in this Offering Memorandum. The selected financial data as of and for the year ended December 31, 1993 have been derived from the unaudited consolidated financial statements of Holmes. The selected financial data as of and for the nine months ended September 30, 1997 and 1998 have been derived from the unaudited Consolidated Financial Statements of Holmes; such Consolidated Financial Statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are included or incorporated by reference in this Offering Memorandum. In the opinion of management, these unaudited Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Holmes for these periods. Due to the seasonality of operations and other factors, the results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Holmes' Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Offering Memorandum.



                                                                                                             Nine Months Ended
                                                             Year Ended December 31,                           September 30,
                                        ----------------------------------------------------------------- -----------------------
                                             1993         1994        1995        1996          1997          1997        1998
                                        ------------- ----------- ----------- ----------- --------------- ----------- -----------
                                                                             (in thousands)
Income Statement Data:
Net sales .............................   $61,838      $114,509    $178,132    $194,331     $ 192,153      $136,767    $157,602
Cost of goods sold ....................    43,720        84,672     141,226     145,915       136,740       102,442     110,523
                                           ------      --------    --------    --------     ---------      --------    --------
 Gross profit .........................    18,118        29,837      36,906      48,416        55,413        34,325      47,079
Selling, general and administrative
 expenses .............................    12,717        17,522      22,500      27,308        36,530(1)     21,432      26,514
Product development expenses ..........     1,643         2,742       3,154       5,520         5,463         3,637       4,738
                                           ------      --------    --------    --------     ---------      --------    --------
 Operating profit .....................     3,758         9,573      11,252      15,588        13,420         9,256      15,827
Interest expense, net .................     1,215         2,087       5,219       6,491         7,096         4,724      10,369
Other (income) expense, net ...........      (413)         (244)       (337)       (319)           56            42        (268)
                                           ------      --------    --------    --------     ---------      --------    --------
 Income before income taxes and
   minority interest ..................     2,956         7,730       6,370       9,416         6,268         4,490       5,726
Income tax expense (benefit) ..........       787         3,214       2,614       2,787         2,196           292         873
                                           ------      --------    --------    --------     ---------      --------    --------
 Income before minority interest            2,169         4,516       3,756       6,629         4,072         4,198       4,853
Minority interest in net income of
 majority-owned subsidiaries(2) .......         1           282         518         408           225           220          --
                                           ------      --------    --------    --------     ---------      --------    --------
 Income before cumulative effect
   of change in accounting
   principle ..........................     2,168         4,234       3,238       6,221         3,847         3,978       4,853
Cumulative effect of change in
 accounting principle .................       138(3)         --          --          --            --            --          --
                                           ------      --------    --------    --------     ---------      --------    --------
 Net income ...........................    $2,306      $  4,234    $  3,238    $  6,221     $   3,847      $  3,978    $  4,853
                                           ======      ========    ========    ========     =========      ========    ========

                                                                 Year Ended December 31,
                                          ---------------------------------------------------------------------
                                              1993        1994         1995         1996            1997
                                          ----------- ------------ ------------ ------------ ------------------
                                                                 (Dollars in thousands)
Other Data:
EBITDA(4) ...............................  $   5,930   $  12,798    $  16,098    $  22,774      $  20,837
Ratio of earnings to fixed
 charges(5) .............................        3.0x        3.9x         2.1x         2.2x           1.8x
Depreciation and amortization ...........  $   1,759   $   2,981    $   4,509    $   6,867      $   7,473
Capital expenditures ....................      5,083       8,821        9,706        8,594          5,815
Balance Sheet Data (at end of period):
Cash and cash equivalents ...............  $     667   $   1,578    $   3,368    $   4,462      $   5,141
Working capital (deficit) ...............     (3,439)     (5,021)      (6,770)      (2,883)        78,318
Total assets ............................     41,175      72,490      118,524      128,286        135,165
Total long-term debt, including
 capital leases .........................         --          --          217          737        134,294
Total stockholders' equity (deficit).....      4,015       8,249       11,487       17,708        (24,991)(6)



                                                 Nine Months Ended
                                                   September 30,
                                          -------------------------------
                                              1997            1998
                                          ------------ ------------------
                                              (Dollars in thousands)
Other Data:
EBITDA(4) ...............................  $  14,187      $    21,279
Ratio of earnings to fixed
 charges(5) .............................        1.8x             1.5x
Depreciation and amortization ...........  $   4,973      $     5,184
Capital expenditures ....................      3,601            3,527
Balance Sheet Data (at end of period):
Cash and cash equivalents ...............  $   8,149      $     5,738
Working capital (deficit) ...............        850           74,941
Total assets ............................    135,310          139,194
Total long-term debt, including
 capital leases .........................        890          124,820
Total stockholders' equity (deficit).....     21,686          (19,457)(6)

------------

(1) Includes approximately $6.9 million of incremental compensation expense which was paid to certain executives in conjunction with the 1997 Transactions.

(2) In May and June, 1997, Holmes repurchased the shares held by 30% minority stockholders in one of Holmes' subsidiaries for a total of $900,000.

(3) In 1993, a required change in accounting principle for accounting for income taxes resulted in the recognition of $138,000 of income.

(4) EBITDA represents income before interest expense, income tax expense, depreciation and amortization and the minority interest in net income of majority-owned subsidiaries. EBITDA is presented because it is a widely accepted measure to provide information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations or other income or cash flow data prepared in accordance with generally accepted accounting principles, or as a measure of a company's profitability or liquidity. Additionally, Holmes' calculation of EBITDA may differ from that performed by other companies, and thus the amounts disclosed may not be directly comparable to those disclosed by other companies.

(5) For purposes of determining the ratio of earnings to fixed charges, earnings represent income before income taxes and minority interest, plus fixed charges. Fixed charges consist of interest expense on all indebtedness plus a portion of rental payments on operating leases that is considered representative of the interest factor. After giving pro forma effect to the Transactions and the 1997 Transactions, the Company's ratio of earnings to fixed charges would have been 1.2x, 0.6x and 1.1x for the year ended December 31, 1997, the nine months ended September 30, 1998 and the twelve months ended September 30, 1998, respectively.

(6) Total stockholders' equity as of December 31, 1997 and September 30, 1998 reflects a reduction attributable to Holmes' 1997 recapitalization. See
    Note 8 of Notes to Holmes' Consolidated Financial Statements.

The Rival Company

     The following selected historical financial data of Rival for the fiscal years ended June 30, 1994, 1995, 1996, 1997 and 1998 have been derived from Rival's audited Consolidated Financial Statements; such Consolidated Financial Statements for the fiscal years ended June 30, 1997 and 1998 are included or incorporated by reference in this Offering Memorandum. The selected historical financial data for the three months ended September 30, 1997 and 1998 have been derived from Rival's unaudited Condensed Consolidated Financial Statements included or incorporated by reference in this Offering Memorandum. In the opinion of Rival's management, these unaudited Condensed Consolidated Financial Statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of Rival for these periods. Due to the seasonality of operations and other factors, the results of operations for interim periods are not necessarily indicative of results that may be expected for the full year. The following information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Rival's Consolidated Financial Statements, including the notes thereto, included or incorporated by reference in this Offering Memorandum.



                                                           Fiscal Year Ended June 30,
                                        -----------------------------------------------------------------
                                            1994        1995        1996         1997           1998
                                        ----------- ----------- ----------- -------------- --------------
                                                                 (in thousands)
Income Statement Data:
Net sales. ............................  $229,233    $231,711    $313,864     $376,465       $376,919
Cost of sales. ........................   162,703     168,406     230,207      278,455        281,043
                                         --------    --------    --------     --------       --------
 Gross profit .........................    66,530      63,305      83,657       98,010         95,876
Selling, general and administrative
 expenses .............................    37,483      34,461      50,561       63,809         63,251
Restructuring expenses ................        --          --          --        3,000(1)          --
Amortization of goodwill and
 other intangible assets. .............     1,635       1,774       2,432        3,069          2,894
                                         --------    --------    --------     --------       --------
Operating income (loss). ..............    27,412      27,070      30,664       28,132         29,731
Interest expense ......................     4,113       4,216       7,117       10,081         10,099
Other expenses ........................       205         120         295           21          3,875(2)
                                         --------    --------    --------     --------       --------
Earnings (loss) before income
 taxes. ...............................    23,094      22,734      23,252       18,030         15,757
Income tax expense (benefit) ..........     8,777       8,749       9,013        7,345          6,550
                                         --------    --------    --------     --------       --------
 Net earnings (loss). .................  $ 14,317    $ 13,985    $ 14,239     $ 10,685       $  9,207
                                         ========    ========    ========     ========       ========



                                            Three Months Ended
                                              September 30,
                                        --------------------------
                                           1997          1998
                                        ---------- ---------------
                                              (in thousands)
Income Statement Data:
Net sales. ............................  $96,697     $   80,052
Cost of sales. ........................   71,119         62,410(3)
                                         -------     ----------
 Gross profit .........................   25,578         17,642
Selling, general and administrative
 expenses .............................   16,254         15,108
Restructuring expenses ................       --          4,887(3)
Amortization of goodwill and
 other intangible assets. .............      779            685
                                         -------     ----------
Operating income (loss). ..............    8,545         (3,038)
Interest expense ......................    2,587          2,484
Other expenses ........................        3            345
                                         -------     ----------
Earnings (loss) before income
 taxes. ...............................    5,955         (5,867)
Income tax expense (benefit) ..........    2,229         (2,033)
                                         -------     ----------
 Net earnings (loss). .................  $ 3,726     $   (3,834)
                                         =======     ==========


                                                      June 30,                            September 30,
                               ------------------------------------------------------ ---------------------
                                  1994       1995       1996       1997       1998       1997       1998
                               ---------- ---------- ---------- ---------- ---------- ---------- ----------
                                                              (in thousands)
Balance Sheet Data:
Working capital. .............  $ 60,063   $ 60,293   $ 91,396   $ 84,819   $ 89,607   $ 88,537   $ 86,407
Total assets .................   151,467    204,368    288,251    298,605    292,114    322,956    299,928
Long-term debt ...............    46,000     42,000     88,000     84,000     78,000     84,000     78,000
Stockholders' equity .........    76,104     93,805    106,148    110,390    116,615    113,525    110,791

------------
(1) In fiscal 1997, Rival recorded a $3.0 million restructuring expense relating to the closing of its Montreal, Quebec manufacturing, distribution and administrative functions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

(2) Other expense for fiscal 1998 includes $3.8 million of non-recurring litigation expenses relating to litigation that was settled during such year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

(3) In the three months ended September 30, 1998, Rival recorded a $7.7 million restructuring expense ($2.8 million of which is reflected in cost of sales) relating to the closing of three facilities in North Carolina and Indiana. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Rival."

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements as of September 30, 1998, for the year ended December 31, 1997, for the nine months ended September 30, 1998 and the twelve months ended September 30, 1998 ("the Pro Forma Financial Statements") have been derived by the application of pro forma adjustments to the combination of the historical financial statements of each of Holmes and Rival included or incorporated by reference in this Offering Memorandum.

     The pro forma combined condensed balance sheet assumes that the Transactions took place September 30, 1998 and combines Holmes' unaudited September 30, 1998 balance sheet and Rival's unaudited September 30, 1998 balance sheet. The pro forma combined condensed statements of operations assume that the Transactions and the 1997 Transactions (as defined below) took place as of January 1, 1997 and combine Holmes' statement of operations for the year ended December 31, 1997, unaudited nine months ended September 30, 1998 and the unaudited twelve months ended September 30, 1998 and Rival's unaudited statement of operations for the year ended December 31, 1997, unaudited nine months ended September 30, 1998 and unaudited twelve months ended September 30, 1998, respectively. The pro forma combined condensed statements of operations also reflect employment and management agreements entered into in conjunction with the 1997 Transactions.

     The Pro Forma Financial Statements do not purport to represent what the Company's financial position or results of operations would have actually been had the Transactions and the 1997 Transactions in fact occurred on such dates, or to project results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of each of Holmes and Rival, including the notes thereto, included or incorporated by reference in this Offering Memorandum.

     The "1997 Transactions" consist of (1) the November 1997 leveraged recapitalization of Holmes in which affiliates of Berkshire Partners, certain members of Holmes senior management and certain other investors made an equity investment in Holmes, the proceeds of which, together with the proceeds of a $105 million offering of Existing Notes, borrowings under the Existing Credit Facility and available cash, were used to redeem a portion of the common stock held by Holmes' prior majority owner, to repay certain outstanding indebtedness and to pay fees and expenses of the recapitalization; and (2) the May and June 1997 repurchase by Holmes of the 30% minority interest held by certain stockholders in one of Holmes' subsidiaries for a total of $900,000.

     The Transactions, as previously defined, include the issuance of the Notes, the receipt of the Equity Commitment, initial borrowings under the Credit Facility, the Acquisition of Rival, the refinancing of Rival's existing indebtedness, the refinancing of outstanding borrowings under the Existing Credit Facility and the payment of fees and expenses of the Transactions.

                             HOLMES PRODUCTS CORP.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1998
                        (in thousands except par value)



                                                                                           Adjustments
                                                                              --------------------------------------
                                                   Holmes          Rival
                                               September 30,   September 30,      Financing          Acquisition         Pro
                                                  1998(1)         1998(1)        Adjustments         Adjustments        Forma
                                              --------------- --------------- ----------------- -------------------- -----------
Assets
 Current assets:
   Cash and cash equivalents ................    $   5,738       $  1,209        $  291,975(2)     $  (291,975)(2)    $   6,947
   Accounts receivable ......................       39,632         73,837                --                 --          113,469
   Inventories ..............................       57,114        113,008                --              9,720(4)       179,842
   Prepaid expenses and other
    current assets ..........................        1,637          2,044                --              3,291(4)         6,972
   Deferred income taxes ....................        4,651          2,361                --             (2,361)(4)        4,651
                                                 ---------       --------        ----------        -----------        ---------
                                                   108,772        192,459           291,975           (281,325)         311,881
   Property, plant & equipment ..............       17,950         37,606                --                 --           55,556
   Deferred income taxes ....................          638             --                --                 --              638
   Goodwill .................................           --         59,859                --             23,895(4)        83,754
   Deposits and other assets ................        2,397         10,004                --               (229)(4)       12,172
   Debt issuance costs, net .................        9,437             --            12,000 (2)             --           20,299
                                                                                     (1,138)(3)
                                                 ---------       --------        ----------        -----------        ---------
                                                 $ 139,194       $299,928        $  302,837        $  (257,659)       $ 484,300
                                                 =========       ========        ==========        ===========        =========
Liabilities and Stockholders' Equity
 Current liabilities:
   Notes payable to bank ....................    $      --       $ 66,335        $       --        $   (66,335)(2)    $      --
   Current portion of long-term debt ........           --          6,000             5,800(2)          (6,000)(2)        5,800
   Current portion of capital leases ........          584             --                --                 --              584
   Accounts payable .........................       16,593         19,823                --                 --           36,416
   Accrued expenses .........................       14,580         13,894               (54)(2)          2,620(4)        31,040
   Deferred tax liabilities .................           --             --                --              1,527(4)         1,527
   Accrued income taxes .....................        2,074             --              (455)(3)             --            1,619
                                                 ---------       --------        ----------        -----------        ---------
                                                    33,831        106,052             5,291            (68,188)          76,986
   Capital lease obligations ................          320             --                --                 --              320
   Line of credit ...........................       19,500             --           (19,500)(2)             --               --
   Long-term debt (less current
    portion) ................................      105,000         78,000           267,729(2)         (78,000)(2)      372,729
   Other liabilities and deferred
    income tax ..............................           --          5,085                --               (680)(4)        4,405
                                                 ---------       --------        ----------        -----------        ---------
                                                   158,651        189,137           253,520           (146,868)         454,440
   Commitments & contingencies ..............           --             --                --                 --               --
 Stockholders' equity:
   Common stock, $.001 par ..................           10             --                50(2)              --               60
   Common stock, $.01 par ...................           --             98                --                (98)(5)           --
   Paid in capital ..........................       16,985         45,972            49,950(2)         (45,972)(5)       66,935
   Treasury stock, at cost ..................      (62,058)        (6,952)               --              6,952(5)       (62,058)
   Retained earnings ........................       25,606         71,673              (683)(3)        (71,673)(5)       24,923
                                                 ---------       --------        ----------        -----------        ---------
   Total stockholders' equity (deficit) .....      (19,457)       110,791            49,317           (110,791)          29,860
                                                 ---------       --------        ----------        -----------        ---------
                                                 $ 139,194       $299,928        $  302,837        $  (257,659)       $ 484,300
                                                 =========       ========        ==========        ===========        =========

                       NOTES TO THE UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET
                                 (in thousands)


Basis of Presentation


(1) The pro forma combined condensed balance sheet assumes that the Transactions took place September 30, 1998 and combines Holmes' unaudited September 30, 1998 balance sheet and Rival's unaudited September 30, 1998 balance sheet.


Pro Forma Adjustments


(2) Reflects the issuance of the Notes, initial borrowings under the Credit Facility, the funding of the Equity Commitment, the repayment of the Existing Credit Facility and all of Rival's indebtedness and the related adjustments to cash assuming consummation of the Transactions as of September 30, 1998, computed as follows:


                                                                        Financing     Acquisition        Total
                                                                       -----------   -------------   -------------
    Sources of Funds:
    Initial borrowings under Credit Facility -- long-term ..........    $ 237,729     $       --      $  237,729
    Initial borrowings under Credit Facility -- short-term .........        5,800             --           5,800
    Issuance of the Notes, at par value ............................       30,000             --          30,000
    Issuance of common stock .......................................       50,000             --          50,000
                                                                        ---------     ----------      ----------
                                                                          323,529             --         323,529
                                                                        ---------     ----------      ----------
    Uses of Funds:
    Repayment of existing Rival credit facility ....................           --        (66,335)        (66,335)
    Repayment of existing Rival notes -- long-term .................           --        (78,000)        (78,000)
    Repayment of existing Rival notes -- short-term ................           --         (6,000)         (6,000)
    Repayment of the Existing Credit Facility ......................      (19,500)            --         (19,500)
    Redemption of Rival common stock ...............................           --       (127,785)       (127,785)
    Redemption of certain Rival options ............................           --         (1,575)         (1,575)
    Prepayment premium on Rival debt ...............................           --         (8,000)         (8,000)
    Accrued interest at September 30, 1998 .........................          (54)        (2,280)         (2,334)
    Estimated fees and expenses ....................................      (12,000)        (2,000)        (14,000)
                                                                        ---------     ----------      ----------
                                                                          (31,554)      (291,975)       (323,529)
                                                                        ---------     ----------      ----------
    Net adjustment to cash .........................................    $ 291,975     $ (291,975)     $       --
                                                                        =========     ==========      ==========

   Short-term debt incurred under the Credit Facility is comprised of $5,250 on Term Loan A and $550 on Term Loan B, which are the total of quarterly payments due under the Credit Facility within one year of September 30, 1998, commencing one quarter after closing.



(3) Reflects the write-off of $683 of debt issuance costs, net of $455 tax benefit, related to the Holmes debt extinguished in connection with the Transactions. This amount has not been included in the pro forma combined condensed statements of operations due to its extraordinary nature.


(4) Reflects management's preliminary allocation of purchase price for the Acquisition in accordance with the purchase method of accounting, as follows:


   Purchase price:

    Cash used to purchase shares and options .........    $129,360
    Retirement of Rival indebtedness .................     150,335
    Prepayment premium on debt .......................       8,000
    Accrued interest on debt .........................       2,280
    Estimated fees and expenses ......................       2,000
                                                          --------
                                                          $291,975
                                                          ========

                                                               Rival
                                                           September 30,                             Pro
                                                                1998            Adjustments         Forma
                                                          ---------------   ------------------   -----------
     Cash and cash equivalents ........................       $  1,209         $       --         $  1,209
    Accounts receivable ...............................         73,837                 --           73,837
    Inventories .......................................        113,008              9,720 (a)      122,728
    Deferred income taxes .............................          2,361             (2,361)(b)           --
    Prepaid expenses and other current assets .........          2,044              3,291 (c)        5,335
                                                              --------         ----------         --------
      Total current assets ............................        192,459             10,650          203,109
    Property, plant & equipment .......................         37,606                 --           37,606
    Deferred income taxes .............................          3,606                 --            3,606
    Deposits and other assets .........................          6,398               (229)(d)        6,169
    Goodwill ..........................................         59,859             23,895 (e)       83,754
                                                              --------         ----------         --------
      Total assets ....................................        299,928             34,316          334,244
    Current portion of long-term debt .................         72,335            (72,335)(f)           --
    Accounts payable ..................................         19,823                 --           19,823
    Accrued expenses ..................................         13,894             (2,280)(g)       16,514
                                                                    --              4,900 (h)           --
    Deferred tax liabilities ..........................             --              1,527 (i)        1,527
                                                              --------         ----------         --------
      Total current liabilities .......................        106,052            (68,188)          37,864
    Long-term debt (less current portion) .............         78,000            (78,000)(f)           --
    Other liabilities and deferred income tax .........          5,085               (680)(j)        4,405
                                                              --------         ----------         --------
      Total liabilities ...............................        189,137           (146,868)          42,269
                                                              --------         ----------         --------
      Net assets acquired .............................       $110,791         $  181,184         $291,975
                                                              ========         ==========         ========

     (a) Reflects the increase in inventories to estimated fair value based on preliminary purchase price allocation and elimination of the LIFO reserve. This write-up will result in a non-recurring charge to the Company in the year subsequent to the Acquisition.



         Elimination of LIFO reserve ................................    $6,090
         Increase in inventories to their estimated fair market value     3,630
                                                                         ------
                                                                         $9,720
                                                                         ======

     (b) Reflects the netting of the existing current deferred tax assets against the deferred tax liabilities generated in the Acquisition.

     (c) Reflects the current tax benefits related to the prepayment premium on the extinguished debt of Rival, as well as the current tax benefits related to the deferred financing fees written-off.

     (d) Reflects the write-off of deferred financing fees relating to the debt that has been extinguished in the Transactions.

     (e) Reflects the excess purchase price over the fair value of net assets acquired based on a preliminary purchase price allocation.

     (f) Reflects the reduction in current and long-term debt repaid in connection with the Transactions.

     (g) Reflects the payment of $2,280 in accrued interest paid in connection with the Transactions.

     (h) Reflects a $4,900 estimate of accrued restructuring charges to be incurred in connection with the Acquisition. Management is in the process of assessing and formulating its integration plans.

     (i) Reflects adjustments to deferred income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as a result of adjustments made to historical assets and liabilities in connection with the purchase price --netted by the current deferred tax assets in note (b) above.

     (j) Reflects the elimination of an unrealized gain on a swap transaction previously entered into by Rival.

(5) Reflects the elimination of Rival's historical common stock, additional paid in capital and retained earnings accounts in connection with the Acquisition.

                             HOLMES PRODUCTS CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (in thousands)


                                                           Rival
                                   Holmes              Twelve Months
                                 Year Ended                Ended
                            December 31, 1997(1)   December 31, 1997(1)
                           ---------------------- ----------------------
Net sales ................        $192,153               $379,798
Cost of goods sold .......         136,740                285,667
                                  --------               --------
 Gross profit ............          55,413                 94,131
Restructuring ............              --                  3,000
Selling, general and
 administrative
 expenses ................          41,993                 67,578
 Operating profit ........          13,420                 23,553
Other (income) expense:
 Interest expense, net               7,096                 10,310
 Other (income)
   expense, net ..........              56                    (65)
                                  --------               --------
 Income (loss) before
   taxes and
   minority interest .....           6,268                 13,308
Income tax expense
 (benefit) ...............           2,196                  5,330
                                  --------               --------
 Income (loss) before
   minority interest .....           4,072                  7,978
Minority interest ........             225                     --
                                  --------               --------
 Net income (loss) .......        $  3,847               $  7,978
                                  ========               ========



                                                Adjustments
                           ----------------------------------------------------
                                  1997           Financing        Acquisition         Pro
                              Transactions      Adjustments       Adjustments        Forma
                           ----------------- ----------------- ---------------- --------------
Net sales ................   $       --         $       --        $     --       $571,951
Cost of goods sold .......       (1,834)(2)             --              --        420,573
                             ----------         ----------        --------       --------
 Gross profit ............        1,834                 --              --        151,378
Restructuring ............           --                 --              --          3,000
Selling, general and
 administrative
 expenses ................       (6,901)(3)             --             154(10)    103,224
                                    400 (4)
                             ----------                           --------       --------
 Operating profit ........        8,335                 --            (154)        45,154
Other (income) expense:
 Interest expense, net            7,248(5)          11,382(8)           --         36,036
 Other (income)
   expense, net ..........           --                 --              --             (9)
                             ----------         ----------        --------       --------
 Income (loss) before
   taxes and
   minority interest .....        1,087            (11,382)           (154)         9,127
Income tax expense
 (benefit) ...............       (1,012)(6)         (4,553)(9)          --          1,961
                             ----------         ----------        --------       --------
 Income (loss) before
   minority interest .....        2,099             (6,829)           (154)         7,166
Minority interest ........         (225)(7)             --              --             --
                             ----------         ----------        --------       --------
 Net income (loss) .......   $    2,324         $   (6,829)       $   (154)        $7,166
                             ==========         ==========        ========       ========

                             HOLMES PRODUCTS CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                                 (in thousands)



                                            Holmes                  Rival
                                         Nine Months             Nine Months
                                            Ended                   Ended
                                    September 30, 1998(1)   September 30, 1998(1)
                                   ----------------------- -----------------------
Net sales ........................        $157,602                $232,422
Cost of sales, plant
 restructuring ...................              --                   2,833
Cost of goods sold ...............         110,523                 175,821
                                          --------                --------
 Gross profit ....................          47,079                  53,768
Restructuring ....................              --                   4,887
Selling, general and
 administrative ..................          31,252                  45,519
                                          --------                --------
 Operating profit ................          15,827                   3,362
Other (income) expense:
 Interest expense, net ...........          10,369                   7,124
 Other (income) expense, net .....            (268)                  4,312
                                          --------                --------
 Income (loss) before taxes ......           5,726                  (8,074)
Income tax expense (benefit) .....             873                  (2,284)
                                          --------                --------
 Net income (loss) ...............        $  4,853                $ (5,790)
                                          ========                ========



                                               Adjustments
                                   ------------------------------------
                                        Financing         Acquisition       Pro
                                       Adjustments        Adjustments      Forma
                                   ------------------- ---------------- -----------
Net sales ........................    $        --         $     --       $ 390,024
Cost of sales, plant
 restructuring ...................             --               --           2,833
Cost of goods sold ...............             --               --         286,344
                                      -----------         --------       ---------
 Gross profit ....................             --               --         100,847
Restructuring ....................             --               --           4,887
Selling, general and
 administrative ..................             --              115 (10)     76,886
                                      -----------         --------       ---------
 Operating profit ................             --             (115)         19,074
Other (income) expense:
 Interest expense, net ...........          9,391 (8)           --          26,884
 Other (income) expense, net .....             --               --           4,044
                                      -----------         --------       ---------
 Income (loss) before taxes ......         (9,391)            (115)        (11,854)
Income tax expense (benefit) .....         (3,757) (9)          --          (5,168)
                                      -----------         --------       ---------
 Net income (loss) ...............    $    (5,634)        $   (115)      $  (6,686)
                                      ===========         ========       =========

                             HOLMES PRODUCTS CORP.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1998
                                 (in thousands)



                                  Holmes                  Rival
                              Twelve Months           Twelve Months
                                  Ended                   Ended
                          September 30, 1998(1)   September 30, 1998(1)
                         ----------------------- -----------------------
Net sales ..............        $212,988                 $360,274
Cost of sales, plant
 restructuring .........              --                    2,833
Cost of goods sold .....         144,821                  269,501
                                --------                 --------
 Gross profit ..........          68,167                   87,940
Plant restructuring
 expenses ..............              --                    4,887
Selling, general and
 administrative ........          48,176                   64,905
 Operating profit ......          19,991                   18,148
Other (income) expense:
 Interest expense,
   net .................          12,741                    9,996
 Other (income)
   expense, net ........            (254)                   4,217
                                --------                 --------
 Income (loss)
   before taxes ........           7,504                    3,935
Income tax expense
 (benefit) .............           2,777                    2,288
                                --------                 --------
 Income (loss)
   before minority
   interest ............           4,727                    1,647
Minority interest ......               5                       --
                                --------                 --------
 Net income (loss)              $  4,722                 $  1,647
                                ========                 ========



                                                Adjustments
                         ----------------------------------------------------------
                                  1997              Financing         Acquisition       Pro
                              Transactions         Adjustments        Adjustments      Forma
                         --------------------- ------------------- ---------------- -----------
Net sales ..............     $       --           $        --         $     --       $573,262
Cost of sales, plant
 restructuring .........             --                    --               --          2,833
Cost of goods sold .....           (165)(2)                --               --        414,157
                             ----------           -----------         --------       --------
 Gross profit ..........            165                    --               --        156,272
Plant restructuring
 expenses ..............             --                    --               --          4,887
Selling, general and
 administrative ........         (6,838)(3)                --              154(10)    106,497
                                    100 (4)
                             ----------
 Operating profit ......          6,903                    --             (154)        44,888
Other (income) expense:
 Interest expense,
   net .................          1,085 (5)            12,633(8)            --         36,455
 Other (income)
   expense, net ........             --                    --               --          3,963
                             ----------           -----------         --------       --------
 Income (loss)
   before taxes ........          5,818               (12,633)            (154)         4,470
Income tax expense
 (benefit) .............            880 (6)            (5,053)(9)           --            892
                             ----------           -----------         --------       --------
 Income (loss)
   before minority
   interest ............          4,938                (7,580)            (154)         3,578
Minority interest ......             (5)(7)                --               --             --
                             ----------           -----------         --------       --------
 Net income (loss)           $    4,943           $    (7,580)        $   (154)      $  3,578
                             ==========           ===========         ========       ========

               NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS
                                 (in thousands)


Basis of Presentation

(1) The pro forma statements of operations assume the Transactions and the 1997 Transactions took place as of January 1, 1997 and combine Holmes' statements of operations for the year ended December 31, 1997, the unaudited nine months ended September 30, 1998 and the unaudited twelve months ended September 30, 1998 and Rival's unaudited statements of operations for the year ended December 31, 1997, the unaudited nine months ended September 30, 1998 and the unaudited twelve months ended September 30, 1998, respectively.

    Rival operates on a June 30 fiscal year end. Accordingly, Rival's twelve month period ended December 31, 1997 has been derived by combining the unaudited results for the quarters ended March 31, June 30, September 30, and December 31, 1997. Rival's nine month period ended September 30,1998 has been derived by combining the unaudited results for the quarters ended March 31, June 30, and September 30, 1998. Rival's twelve month period ended September 30, 1998 has been derived by combining the unaudited results for the quarters ended December 31, 1997, March 31, June 30, and September 30, 1998.

    The pro forma provision for income taxes may not represent the amounts that would have resulted had Holmes and Rival filed consolidated income tax returns during the period presented.


Pro Forma Adjustments

(2) Reflects the elimination of historical commissions paid to a related entity for financing.

(3) Certain executives of Holmes signed employment agreements at the closing of the 1997 Transactions which specify such executives' compensation through the term of the agreements, which run initially for three years. This adjustment reflects the difference between the historical compensation expense recorded for these executives and the contractual amounts reflected in the employment agreements, computed as the specified base compensation plus the maximum amount of annual performance bonus specified in the agreements. Included in historical compensation expense is approximately $6,901 for the year ended December 31, 1997 and $6,838 for the period October 1, 1997 to November 26, 1997 of incremental compensation paid under the terms of previous agreements as a result of the 1997 Transactions.

(4) Reflects fees which were paid by Holmes to Berkshire Partners under a management agreement signed in connection with the 1997 Transactions.

(5) Reflects adjustments to interest expense on debt incurred in connection with the 1997 Transactions in excess of historical interest expense assuming consummation of the 1997 Transactions on January 1, 1997, computed as follows (all amounts relate to the period from January 1, 1997 through the actual consummation of the 1997 Transactions on November 26,
    1997):

                                                                                              October 1,
                                                                             Year Ended        1997 to
                                                                            December 31,     November 26,
                                                                                1997             1997
                                                                           --------------   -------------
   Interest expense on the Existing Notes ..............................      $  9,361        $  1,584
   Interest expense on the Existing Credit Facility at a LIBOR-based rate, assumed to be 7.71% and 7.85% for each of the pro forma periods respectively, based on estimated average outstanding balances of $33,819 and $31,333 for each of the pro forma
     periods, respectively .............................................         2,390             383
   Commitment fee of 0.5% on unused availability under the Existing
     Credit Facility ...................................................           303              51
   Amortization of debt issuance costs .................................         1,079             196
   Elimination of historical interest expense associated with the
     previous credit facility and affiliate borrowings which were repaid        (5,885)         (1,129)
                                                                              --------        --------
                                                                              $  7,248        $  1,085
                                                                              ========        ========

(6) Reflects an adjustment for the income tax effects of the items described in Notes (2)-(5) computed at an assumed tax rate of 40%. Additionally this adjustment includes the elimination of $1,447 of income tax expense associated with the limitation on deductibility of interest expense paid on the previous credit facility and affiliated borrowings, which limitation primarily resulted from the incremental bonuses described above.

(7) In May and June 1997, Holmes repurchased the shares held by the 30% minority stockholders in one of Holmes' subsidiaries for a total of $900. The adjustment reflects the elimination of minority interest in net income of majority-owned subsidiaries.

(8) Reflects adjustments to interest expense on debt incurred in connection with the Transactions in excess of historical interest expense assuming consummation of the Transactions on January 1, 1997, computed as follows:

                                                                            Nine Months            Twelve
                                                           Year Ended          Ended               Months
                                                          December 31,     September 30,           Ended
                                                              1997              1998         September 30, 1998
                                                         --------------   ---------------   -------------------
Interest expense on the Notes, at par value ..........        $2,963         $  2,222             $  2,963
   Interest expense on $50,000 Term Loan A at a
     LIBOR based rate + 3.0% .........................         4,049            3,037                4,049
   Interest expense on $75,000 Term Loan B at a
     LIBOR based rate + 3.5% .........................         6,449            4,836                6,449
   Interest expense on remaining Credit Facility
     borrowings at a LIBOR based rate + 3.0% .........         9,518            6,896                9,896
   Commitment fee of 0.5% on unused availability
     under the Credit Facility .......................           412              324                  389
   Amortization of deferred financing costs ..........         1,500            1,125                1,500
                                                               -----            -----                -----
   Net increase in interest expense ..................        24,891           18,440               25,246
   Elimination of historical interest expense
     (Holmes) ........................................        (2,515)          (1,624)              (2,198)
   Elimination of historical interest expense (Rival)        (10,634)          (7,155)             (10,055)
   Amortization of historical deferred financing
     costs (Holmes) ..................................          (276)            (207)                (276)
   Amortization of historical deferred financing
     costs (Rival) ...................................           (84)             (63)                 (84)
                                                           ---------         --------             --------

   Net increase in interest expense ..................     $  11,382         $  9,391             $ 12,633
                                                           =========         ========             ========

   A 0.125% increase in the interest rate under the Credit Facility would increase interest expense by $303, $223, and $309, for the year ended December 31, 1997, the nine months ended September 30, 1998 and the twelve months ended September 30, 1998, respectively.

(9) Reflects the income tax benefits generated on the pro forma interest expense and the write-off of the existing Rival deferred financing costs as a result of the Transactions. Weighted average statutory (federal, state, and foreign) tax rates of approximately 40% were assumed in the pro forma adjustments for the year ended December 31, 1997, the twelve months ended September 30, 1998, and the nine months ended September 30, 1998.

(10) Reflects incremental expense required to properly reflect amortization of goodwill generated in the Acquisition based on an estimated useful life of 35 years.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussions of the financial condition and results of operations of Holmes and Rival should be read in conjunction with their respective consolidated financial statements, including the notes thereto, included or incorporated by reference in this Offering Memorandum.


Overview

     Holmes is a leading developer, manufacturer and marketer of quality, branded home comfort products, including fans, heaters, humidifiers and air purifiers. Holmes believes that it has the leading U.S. market share in each of these product categories, which, in the aggregate, accounted for approximately 93% of Holmes' net sales for the twelve months ended September 30, 1998. In addition, Holmes markets and distributes a variety of decorative and home office lighting products, as well as various replacement filters and accessories for its products. Holmes believes that its strong market position and success are attributable to its continuous product innovation, engineering and manufacturing expertise, close customer partnerships, breadth of product offerings and reputation for quality.

     On December 17, 1998, Holmes entered into a definitive agreement to acquire Rival. Rival is a leading designer, manufacturer and marketer of a variety of products including small kitchen appliances, such as Crock-Pot[RegTM] slow cookers and can openers; products for the home environment, such as heaters, air purifiers, showerheads, utility pumps, humidifiers and fans; and building supply and industrial products, such as household ventilation systems, door chimes, ceiling fans and industrial fans. Rival markets its products under a variety of well known brand names, including Rival, Crock-Pot[RegTM], Bionaire, Pollenex, Patton, Simer and White Mountain. Holmes believes that Rival has the leading market share in slow cookers and enjoys a leading market share in several of its other product categories.

     Holmes believes that, following a transition period for the integration of certain of Holmes' and Rivals' operations, the Company will be able to achieve substantial annual cost savings as compared with the companies' existing operations. Holmes estimates that cost savings of at least $5.1 million per year can be achieved by sourcing components and manufacturing certain of Rival's products through Holmes' Far East operations. These potential cost savings would require relatively little integration of the two companies' operations. Holmes also estimates that Rival's previously announced restructuring involving the closing of three facilities in Indiana and North Carolina will result in cost savings of approximately $4.4 million per year. Finally, Holmes believes that additional cost savings may be realized through consolidation of certain of the companies' selling, general and administrative functions.

     In addition to the $7.7 million restructuring charge incurred by Rival during the quarter ended September 30, 1998, and a further charge of approximately $0.7 million during the quarter ended December 31, 1998, Holmes anticipates that additional related restructuring charges of approximately $0.6 million will be incurred during 1999. Cash expenditures in connection with the restructuring are expected to be approximately $4.0 million.

     Holmes anticipates that the Company will incur additional non-recurring integration costs of approximately $6.5 million in the aggregate during 1999 and 2000 in connection with the Acquisition, primarily for integration of the companies' operations, integration consulting assistance and other related costs. In addition, management believes that there may be incremental annual integration expenses, as well as capital expenditures such as computer systems upgrades, which the Company will incur during 1999 and in future periods in order to more fully realize the benefits of the Acquisition.

     The foregoing discussion of potential cost savings, restructuring charges and expenditures following the Acquisition is forward-looking in nature and is based on a number of assumptions, judgments and estimates. Actual results will likely differ from those described herein, possibly to a material extent. See "Risk Factors -- Risks Relating to the Acquisition."

Recent Developments

     Holmes

     Based upon preliminary unaudited financial information, Holmes' net sales for the quarter ended December 31, 1998 were $54.4 million, compared to $55.4 million for the quarter ended December 31, 1997, a decrease of $1.0 million, or 1.8%. The decrease in net sales during the fourth quarter of 1998 was primarily the result of higher-than-expected sales in the third quarter of 1998, as noted in the nine-month comparison incorporated by reference herein, that might otherwise have been recognized during the fourth quarter. Based upon preliminary unaudited financial information, Holmes' EBITDA for the quarter ended December 31, 1998 was $10.7 million, compared to $13.6 million for the quarter ended December 31, 1997 (on a comparable basis adjusted to exclude $0.2 million of financing commissions paid to Holmes' former majority stockholder and $6.8 million of incremental compensation expense, and to include $0.1 million of management fees paid to Berkshire Partners), a decrease of $2.9 million, or 21.3%. The decrease in EBITDA during the fourth quarter of 1998 was primarily the result of the higher-than-expected third quarter 1998 sales, as well as planned increases in selling, general and administrative expenses to build infrastructure during the fourth quarter of 1998 as compared to the fourth quarter of 1997.

     Based upon preliminary unaudited financial information, Holmes' net sales for the year ended December 31, 1998 were $212.0 million, compared to $192.2 million for the year ended December 31, 1997, an increase of $19.8 million, or 10.3%. The increase in net sales for 1998 was primarily attributable to increases in all four of Holmes' main product categories: fans, heaters, humidifiers and air purifiers. Based upon preliminary unaudited financial information, Holmes' EBITDA for the year ended December 31, 1998 was $32.0 million, compared to $29.2 million for the year ended December 31, 1997 (on a comparable basis adjusted to exclude $1.8 million of financing commissions paid to Holmes' former majority stockholder and $6.9 million of incremental compensation expense, and to include $0.4 million of management fees paid to Berkshire Partners), an increase of $2.8 million, or 9.6%. The increase in EBITDA during 1998 was attributable to the increase in net sales, as well as improvements in gross margins, offset in part by business-building investment in selling, general and administrative expenses.

     Rival

     Based upon unaudited financial information publicly released by Rival, Rival's net sales for the three month period ended December 31, 1998 were $114.8 million, compared to $127.9 million for the three months ended December 31, 1997, a decrease of $13.1 million, or 10.2%. For the six months ended December 31, 1998, Rival's net sales were $194.9 million, a decrease of $29.6 million, or 13.2%, from net sales for the six months ended December 31, 1997 of $224.5 million. The primary reasons for the lower sales in the three and six month periods ended December 31, 1998 were reduced international sales and reduced sales of massagers, heaters and humidifiers and, to a lesser extent, lower sales of kitchen electrics during the three months ended September 30, 1998. Based upon unaudited financial information provided to Holmes, Rival's EBITDA for the three months ended December 31, 1998 was $15.1 million (excluding the $0.7 million restructuring charge), a decrease of 14.7% from EBITDA of $17.7 million for the same period of 1997. Based upon such information, Rival's EBITDA for the six months ended December 31, 1998 was $22.7 million (excluding the $8.4 million of restructuring charges), a decrease of 21.7% from EBITDA of $29.0 million for the same period of 1997. The decreases in EBITDA resulted from the lower sales volume and corresponding increases in selling, general and administrative expenses as a percentage of sales.


Results of Operations

     Holmes

     Nine Months Ended September 30, 1998 Compared to Nine Months Ended September 30, 1997

     Net Sales. Net sales for the first nine months of fiscal 1998, which ended September 30, 1998, were $157.6 million compared to $136.8 million for the first nine months of fiscal 1997, which ended September 30, 1997, an increase of $20.8 million or 15.2%. This increase is primarily attributable to an increase in all four of the Company's main product categories; fans, heaters, humidifiers and air purifiers over the prior year which resulted from stronger retail seasons, improved consumer response and a significant increase in external sales from the Far East operations to non-U.S. markets.

     Gross Profit. Gross profit for the first nine months of 1998 was $47.1 million compared to $34.3 million for the first nine months of 1997, an increase of $12.8 million or 37.3%. As a percentage of net sales, gross profit increased to 29.9% for the first nine months of 1998 from 25.1% for the first nine months of 1997. The increase was primarily due to the above mentioned increases in net sales as well as reductions in raw material prices at the Company's manufacturing operations. Additionally, sales of air purifiers, humidifiers and related filters, including sales through the customer service department, continued above prior year levels. These two categories generate higher gross profit margins than the other categories, and the increase in sales of these products in the first nine months of 1998 improved the overall gross profit percentage.

     Selling Expenses. Selling expenses for the first nine months of 1998 were $14.7 million compared to $11.2 million for the first nine months of 1997, an increase of $3.5 million or 31.3%. As a percentage of net sales, selling expenses increased to 9.3% for the first nine months of 1998 from 8.2% for the first nine months of 1997. The increase in selling expenses was primarily due to a continued increase in co-operative advertising and new sales promotions of higher margin products with several major retailers. Also contributing to the increase was an increase in packaging costs from redesigning the outside packaging for existing product lines. To a lesser extent, shipping costs and selling commissions increased as a result of the higher sales level.

     General and Administrative Expenses. General and administrative expenses for the first nine months of 1998 were $11.8 million compared to $10.2 million for the first nine months of 1997, an increase of $1.6 million or 15.7%. As a percentage of net sales, general and administrative expenses remained at 7.5% for the first nine months of 1998 and 1997, respectively. The Company increased its expenditures on management and information systems support, and increases in personnel costs to improve operating efficiencies at all of the Company's locations. In addition, general and administrative expenses increased due to the administrative costs on-going as part of the recapitalization of the Company in November 1997.

     Product Development Expenses. Product development expenses for the first nine months of 1998 were $4.7 million compared to $3.6 million for the first nine months of 1997, an increase of $1.1 million or 30.6%. As a percentage of net sales, product development expenses increased to 3% for the first nine months of 1998 from 2.6% for the first nine months of 1997. The increase was primarily due to increased expenditures for royalties and outside consulting firms as part of the Company's effort in developing new technologies for both existing and new product lines.

     Interest and Other Expense, Net. Interest and other expense, net for the first nine months of 1998 was $10.1 million compared to $4.8 million for the first nine months of 1997, an increase of $5.3 million or 110.4%. The increase in interest expense was primarily due to the additional borrowings resulting from the 1997 Transactions.

     Income Tax Expense. Income tax expense increased to $.9 million in the first nine months of 1998 from $.3 million in the first nine months of 1997, as a result of the Company reporting a larger pre-tax income in the first nine months of 1998 as compared to the first nine months of 1997. The Company provides for taxes using a projected worldwide effective tax rate for the entire year. The effective tax rate increased to 15% in the first nine months of 1998 from 6.5% in the comparable prior period based on the forecasted profitability by geographic area.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Net Sales. Net sales decreased $2.2 million, or 1.1%, to $192.2 million for the year ended December 31, 1997 from $194.3 million for the year ended December 31, 1996. The decrease in net sales was primarily due to a reduction in sales of air conditioners resulting from a strategic management decision to eliminate the air conditioner category because of the relatively low profit margins of these products lines. In addition, an increase in sales of heaters was offset by decreases in sales of fans, air purifiers and lighting products.

     Gross Profit. Gross profit increased $7.0 million, or 14.5%, to $55.4 million for the year ended December 31, 1997 from $48.4 million for the year ended December 31, 1996. As a percentage of net sales, gross profit increased to 28.8% in 1997 from 24.9% in 1996. The increase in gross profit was attributable, in part, to product mix. Decreased sales of dehumidifiers and air conditioners, low margin contributors, were offset by increased sales in the higher margin heater category. In addition, air purifier filter and humidifier filter sales, which generate relatively high gross profit margins, increased significantly for the year ended December 31, 1997 as compared to the year ended December 31, 1996. There were also efficiency improvements in Holmes' Far East manufacturing operations.

     Selling Expenses. Selling expenses increased $2.4 million, or 18.3%, to $15.6 million for the year ended December 31, 1997 from $13.2 million for the year ended December 31, 1996. As a percentage of net sales, selling expenses increased to 8.1% for the year ended December 31, 1997 from 6.8% for the year ended December 31,

1996. The increase in selling expenses was primarily due to an increase in co-operative advertising of higher margin products with a number of major retailers.

     General and Administrative Expenses. General and administrative expenses increased $6.8 million, or 48.3%, to $20.9 million for the year ended December 31, 1997 from $14.1 million for the year ended December 31, 1996. As a percentage of net sales, general and administrative expenses increased to 10.9% for the year ended December 31, 1997 from 7.2% for the year ended December 31, 1996. The increase in general and administrative expenses was primarily due to approximately $6.0 million of incremental incentive compensation expenses paid in connection with the closing of the 1997 Transactions. These incentive compensation amounts were deducted from the purchase price of the capital stock in the 1997 Transactions. In addition, general and administrative expenses increased due to additional management and information systems support to improve operating efficiencies at the Company's manufacturing facilities in China.

     Product Development Expenses. Product development expenses decreased $0.1 million, or 0.1%, to $5.4 million for the year ended December 31, 1997 from $5.5 million for the year ended December 31, 1996. As a percentage of net sales, product development expenses remained relatively constant at 2.9% and 2.8% for the years ended December 31, 1997 and 1996, respectively.

     Interest and Other Expenses, Net. Interest and other expenses, net increased $1.0 million, or 15.9%, to $7.2 million for the year ended December 31, 1997 from $6.2 million for the year ended December 31, 1996. The increase in interest expense is primarily due to the additional borrowings resulting from the 1997 Transactions, which were outstanding for one month in 1997.

     Provision for Income Taxes. The Company's effective tax rate increased to 35.0% of pre-tax income for the year ended December 31, 1997 from 29.6% of pre-tax income for the year ended December 31, 1996. The increase in the effective tax rate was principally a result of limitations placed on the Company's ability to deduct for tax purposes approximately $3.6 million of interest paid to or guaranteed by Pentland (as defined) and its affiliates. This was offset by an increase in the profitability of the Company's manufacturing operations in China, which are taxed at significantly lower rates than the Company's U.S. operations. While the interest limitation may be carried forward indefinitely, because of the Company's current highly leveraged structure it is uncertain whether the Company will be able to deduct this amount in the future. Therefore, management has recorded a valuation allowance on the entire amount of deferred tax asset arising from this carryforward, which has the impact of increasing the effective tax rate. This limitation primarily arose as a result of the incentive compensation expenses described above. The Company had no such limitations in previous years, and because interest is no longer paid to foreign affiliates, this limitation is not expected to be applicable in the future. If the Company is able to utilize this deduction, it will reduce income tax expense in future years.


  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Sales. Net sales increased $16.2 million, or 9.1%, to $194.3 million in 1996 from $178.1 million in 1995. The increase in net sales was primarily due to an increase in sales of heaters, humidifiers, air purifiers and related accessories which resulted from the Company's continued expansion of product lines to improve features, performance and pricing, as well as the growing installed base of products requiring accessories. Net sales also increased as a result of the introduction of the air conditioner category. The increase in net sales was offset in part by lower sales of fans and dehumidifiers as a result of unusually cool summer weather in the United States which led to higher product returns.

     Gross Profit. Gross profit increased $11.5 million, or 31.2%, to $48.4 million in 1996 from $36.9 million in 1995. As a percentage of net sales, gross profit increased to 24.9% in 1996 from 20.7% in 1995. The increase in gross profit was primarily due to lower raw material costs. Gross Profit was also favorably impacted by increased efficiencies in Holmes' manufacturing operations as a result of the opening of a new custom made facility and better management control of production processes.

     Selling Expenses. Selling expenses increased $0.5 million, or 3.9%, to $13.2 million in 1996 from $12.7 million in 1995. The increase in selling expenses was primarily related to new direct advertising programs as well as an increase in co-operative advertising programs with customers. As a percentage of net sales, selling expenses decreased to 6.8% in 1996 from 7.1% in 1995.

     General and Administrative Expenses. General and administrative expenses increased $4.3 million, or 43.9%, to $14.1 million in 1996 from $9.8 million in 1995. As a percentage of net sales, general and administrative expenses increased to 7.2% in 1996 from 5.5% in 1995. The increase in general and administrative expenses was primarily due to additional management, controls and information systems required by the Company's manufacturing operations in order to meet the demands brought on by the rapid growth of these operations. General and administrative expenses also increased as a result of higher incentive compensation based on the Company's profitability.

     Product Development Expenses. Product development expenses increased $2.3 million, or 71.9%, to $5.5 million in 1996 from $3.2 million in 1995. As a percentage of net sales, product development expenses increased to 2.9% in 1996 from 1.8% in 1995. The increase in product development expenses was primarily due to added personnel as part of the Company's strategy to invest in the resources necessary to develop new product innovations, and the implementation of more stringent quality control programs. Product development expenses also increased due to an increase in patent and trademark expenses relating to product development.

     Interest and Other Expenses, Net. Interest and other expenses, net increased $1.3 million, or 26.5%, to $6.2 million in 1996 from $4.9 million in 1995. The increase in interest and other expenses, net was primarily due to an increase in average inventory levels, principally as a result of lower fan sales and higher returns resulting from cool summer weather. The increase in inventory levels and, to a lesser extent, accounts receivable resulted from a retail industry trend to purchase more goods from the Company's warehouse facilities rather than directly from the Company's manufacturing facilities in China.

     Provision for Income Taxes. The Company's effective tax rate decreased to 29.6% of pre-tax income in 1996 from 41.0% of pre-tax income in 1995. The decrease in the effective tax rate was principally a result of an increase in the profitability of the Company's manufacturing operations in China, which are taxed at significantly lower rates than the Company's U.S. operations.

     Rival


     Three Months Ended September 30, 1998 Compared to Three Months Ended September 30, 1997

     Net Sales. Net sales were $80.1 million in the quarter ended September 30, 1998 compared to $96.7 million in the prior year. The sales decline affected most of Rival's major lines of business. Kitchen electrics posted a 16% decline from $49.6 million to $41.8 million. Sales to retailers are not consistent with retail point of sale information received from Rival's major retail customers indicating that at least a substantial portion of the sales decline relates to shrinking retail inventories. Home environment sales declined $6.4 million (24%). Much of this decline was in the Bionaire air cleaners and humidifiers. Major customers are shifting their assortments to newly introduced products that will be available for shipment during October and November. The international business unit had significant sales gains during fiscal 1998, however, sales declined during the September 1998 quarter by $2.2 million (22%) largely as a result of currency devaluations in key Latin American markets.

     Gross Profit. Gross profit before restructuring costs was $20.5 million (25.6% of sales) compared to $25.6 million (26.5% of sales) in the prior year. This 0.9% decline in gross profit as a percent of sales was the result of various factors including competition in space heaters, lower profitability in Canada due to the weak currency and increased shipping costs from Asia. These factors offset improvements that have been achieved in other categories including can openers and air cleaners. After the restructuring costs, gross profit was $17.6 million (22.0% of sales).

     Selling, General and Administrative Expenses. Selling expenses were $12.2 million (15.2% of sales) for the current quarter compared to $13.0 million (13.4% of sales) in the prior year. The higher selling expenses as a percentage of sales was primarily due to spreading fixed costs over the smaller sales base. Commission expense increased as a percentage of sales due to a higher percentage of total sales made through independent sale representatives. General and administrative expenses decreased nearly 10% to $2.9 million due to a decline in legal expenses.

     Interest Expense. Interest expense declined from $2.6 million to $2.5 million due to a $4.0 million payment on long-term debt and lower borrowings on the revolving credit agreement.

     Other Non-operating Expense. Other non-operating expense of $0.3 million primarily represents losses from foreign currency exchange relative to the Canadian dollar and the Mexican peso.

     Net Loss. Net loss for the quarter was $3.8 million compared to net earnings of $3.7 million in the prior year. Excluding the $4.7 million after tax cost of the restructuring, earnings for the September 1998 quarter were $0.9 million.

     Fiscal Year Ended June 30, 1998 Compared to Fiscal Year Ended June 30,
1997

     Net Sales. Net sales increased slightly from $376.5 million for the year ended June 30, 1997 ("fiscal 1997") to $376.9 million for the year ended June 30,1998 ("fiscal 1998"). Sales of kitchen electrics increased 2% as strong sales of Rival's new oval-shaped Crock-Pot[RegTM] slow cooker more than offset lower sales of promotionally priced toasters and novelty massagers. The international business unit experienced 22% sales growth to $43.7 million due to improved placement of kitchen electric products with Canadian retailers and increased fan sales into Latin America. Sales in the home environment business unit declined 10% to $104.9 million due to decreases in sales of Bionaire air purifiers and humidifiers and Patton space heaters that more than offset a near doubling of Pollenex showerhead sales. The sales declines were generally the result of products that were nearing the end of their life cycles. Rival has introduced new products in each of these categories for fiscal 1999. A similar investment in new showerhead development resulted in the fiscal 1998 sales growth in this category. Industrial sales declined slightly during fiscal 1998 as Rival solidified its customer base through improved service during the year.

     Gross Profit. Gross profit was $95.9 million (25.5% of net sales) in fiscal 1998 compared to $98.0 million (26.0% of net sales) in fiscal 1997. The decline in gross margin was the result of a decrease in sales of high margin novelty massagers together with increased manufacturing costs, in particular higher labor rates, which were not accompanied by price increases. Rival is transferring the production of some of its products to overseas sources and is restructuring its manufacturing operations in an effort to reduce costs and improve gross margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $63.3 million (16.8% of net sales) in fiscal 1998 compared to $63.8 million (16.9% of net sales) in fiscal 1997. The decline was achieved despite an increase of $0.9 million in product development spending. Legal and professional expenses also increased in fiscal 1998 due to higher spending to protect Rival's intellectual property. These increases were more than offset by savings generated from consolidation of administrative functions in Canada, lower advertising expenditures and a decline in fixed selling expenses from reducing the size of the direct sales force.

     Restructuring Charge. A restructuring charge of $3.0 million was recognized in fiscal 1997 as a result of the decision to close the Montreal, Canada production and shipping facility together with the consolidation of certain Canadian administrative functions.

     Interest Expense. Interest expense was $10.1 million in both fiscal 1998 and fiscal 1997. Total average borrowings were $150 million in fiscal 1998, down slightly from $154 million in the prior year. The decline in borrowings was offset by a small increase in average interest rates.

     Other Non-operating Expense. During fiscal 1998, Rival recognized a litigation charge of $3.8 million related to the settlement of a lawsuit in Montreal. The litigation resulted from an action taken by minority shareholders of Biotech Electronics, Inc., which was a predecessor to Bionaire. The lawsuit originated in 1985 (over 10 years prior to the acquisition of Bionaire by Rival). In January 1998, the Canadian Court of Appeal affirmed a lower court decision and substantially increased the damages awarded to the plaintiffs. In the settlement reached by Rival in June 1998, the plaintiffs dropped all actions against Rival and released Rival and its affiliates from any further liability.

     Income Taxes. Effective income tax rates were 41.6% in fiscal 1998 compared to 40.7% in fiscal 1997. The statutory rate was 35% in each year. The difference between the statutory rate and the effective rate is primarily due to non-deductible amortization of goodwill recorded as a result of the 1986 acquisition of Rival and the 1996 acquisition of Bionaire. Additional differences arise due to state income taxes and differences between the rate of taxation between Rival's U.S. and international operations. Additionally, in fiscal 1998, a portion of the Canadian litigation loss was non-deductible, which resulted in the higher effective tax rate.

     Net Earnings. Net earnings were $9.2 million in fiscal 1998 compared to $10.7 million in fiscal 1997 due to the lower gross margins and the litigation charge discussed above. Excluding the fiscal 1998 Canadian litigation charge and the fiscal 1997 Canadian restructuring charge, net earnings were $12.2 million in fiscal 1998 compared to $12.8 million in fiscal 1997.

     Fiscal Year Ended June 30, 1997 Compared to Fiscal Year Ended June 30,
1996

     Net Sales. Net sales increased $62.6 million to $376.5 million for fiscal 1997 compared to $313.9 million for the year ended June 30, 1996 ("fiscal 1996"). The acquisitions of Fasco, Bionaire and Dazey between January 1996 and January 1997 contributed $64.1 million in incremental sales. Excluding these acquired businesses, sales in the kitchen electrics business unit increased approximately $3.5 million or two percent due to new product introductions in the iron and massager categories. Industrial sales were adversely affected by a $4.0 million decrease in sales of fans and drum blowers due to unusually mild weather. The growth in the home environment and international business units was generally consistent with incremental sales from the Fasco and Bionaire acquisitions.

     Gross Profit. Gross profit was $98.0 million (26.0% of net sales) in fiscal 1997 compared to $83.7 million (26.7% of net sales) in fiscal 1996. The decline in gross margins was the result of unfavorable manufacturing variances caused by excess plant capacity together with high service returns from retail customers. The under-utilization in manufacturing was the result of recent acquisitions and resulted in the closing of two plants in Montreal, Canada, and in Peru, Indiana. Additionally, production in the Sweet Springs, Missouri, plant was significantly curtailed as the facility is now being used as a centralized return center to more effectively process and inspect customer returns.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses totaled $63.8 million (16.9% of net sales) in fiscal 1997 compared to $50.6 million (16.1% of net sales) in fiscal 1996. Selling expenses increased as a percentage of net sales from 12.7% to 13.4%. The higher expenses as a percentage of net sales are due, in part, to the full year impact of the international and industrial sales contributed by the Bionaire and Fasco acquisitions. Selling expenses of these two business units are higher as a percentage of sales than the kitchen electrics and home environment business units. Distribution expenses also increased as a percentage of net sales due to inefficiencies caused by congestion in the Clinton, Missouri, distribution center. A new distribution center was opened in July 1997 in Sedalia, Missouri, in order to increase shipping capacity and improve efficiency. General and administrative expenses were $13.5 million (3.6% of net sales) in fiscal 1997 compared to $10.7 million (3.4% of net sales) in fiscal 1996. Costs incurred by the product engineering group were $3.8 million in fiscal 1997 compared to $2.7 million in fiscal 1996 as Rival increased its spending on product development. Other general and administrative costs increased at rates consistent with the sales growth.

     Restructuring Charge. A restructuring charge of $3.0 million was recognized in fiscal 1997 as a result of the decision to close the Montreal, Canada, production and shipping facility together with the consolidation of certain Canadian administrative functions. The Montreal facility was acquired as part of the Bionaire acquisition in April 1996. The closing reflects efforts by Rival to reduce its excess plant capacity. The restructuring cost reflects the estimated cost of future lease obligations in excess of projected sublease income as well as severance costs.

     Interest Expense. Interest expense was $10.1 million in fiscal 1997 compared to $7.1 million in fiscal 1996. Total average borrowings increased from $106 million to $154 million due to the three acquisitions made between January 1996 and January 1997 together with higher working capital requirements. Average interest rates declined from 6.7% in fiscal 1996 to 6.4% in fiscal 1997 due to lower rates on the revolving credit facility.

     Income Taxes. Effective income tax rates were 40.7% in fiscal 1997 compared to 38.8% in fiscal 1996. The statutory rate was 35% in each year. The difference between the statutory rate and the effective rate is primarily due to nondeductible amortization of goodwill recorded as a result of the 1986 acquisition of Rival and the 1996 acquisition of Bionaire. Additional differences arise due to state income taxes and differences between the rate of taxation between Rival's U.S. and international operations. In fiscal 1997, Rival's Canadian operations operated at a loss as a result of the aforementioned restructuring charge. The tax benefit recognized by Rival on the Canadian loss was below the U.S. statutory rate.

     Net Earnings. Net earnings were $10.7 million in fiscal 1997 compared to $14.2 million in fiscal 1996 due to the higher interest costs and the 1997 restructuring charge discussed above.


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

Liquidity and Capital Resources

     Holmes currently funds its operations through cash flows from operations and borrowings under the Existing Credit Facility. Holmes generated $13.7 million of cash from operations for the nine months ended September 30, 1998, compared to $0.7 million of cash used for operations for the nine months ended September 30, 1997. Cash provided by operations in the first nine months of 1998 primarily reflected Holmes' net income of $4.9 million and increases in accrued liabilities and accounts payable, partially offset by increases in accounts receivable and inventory. The increase in accrued liabilities related mainly to the accrued interest on Holmes' long-term debt. The $2.9 million increase in accounts payable was primarily due to purchases of materials for increased manufacturing activity in Holmes' Far East operations to support Holmes' higher sales level. The increase in inventory was mainly due to increased warehouse levels of winter season products (heaters and humidifiers) in anticipation of in-season orders, as early season shipments are generally made directly to customers from Holmes' Far East manufacturing facilities. The increase in accounts receivable was sales volume related. Cash provided by (used for) operations for the years ended December 31, 1995, 1996 and 1997 was $5.5 million, $2.8 million and $(46.4) million, respectively. Cash used for operations in 1997 primarily reflected the repayment of trade acceptances and amounts due to affiliates in connection with the 1997 Transactions.

     Cash provided by (used for) financing activities for the nine months ended September 30, 1998 and 1997 was $(9.6) million and $8.4 million, respectively. Cash used for financing in the first nine months of 1998 reflected the payback of borrowings under the Existing Credit Facility. The cash provided by financing activities in the first nine months of 1997 reflected working capital borrowings under a previous line of credit. Cash provided by financing activities for the years ended December 31, 1995, 1996 and 1997 was $6.0 million, $6.9 million and $53.3 million, respectively. The increase in 1997 reflected the borrowings to refinance Holmes' indebtedness in connection with the 1997 Transactions.

     Holmes' capital expenditures, including assets acquired under capital leases, for the nine months ended September 30, 1998 were approximately $3.5 million, primarily for tooling for the production of new products. Holmes expects that capital expenditures for the fourth quarter of 1998 and for 1999 will be approximately $2.5 million and $6.9 million, respectively, primarily for tooling for new products and new computer equipment.

     On May 22, 1997 and June 4, 1997, Holmes reached agreements to acquire the capital stock held by the 30% minority stockholders of one of its subsidiaries for an aggregate of $0.9 million, half of which was paid at the closing of the acquisitions, and half of which was payable, with interest, one year later. See
Note 2 of Notes to Holmes' Consolidated Financial Statements.

     Rival has financed its prior acquisitions, capital expenditures and working capital requirements with a combination of cash flows from operations, long-term notes and revolving credit loans. As of September 30, 1998, long-term debt outstanding aggregated $84.0 million, including the current portion of $6.0 million. Revolving credit loans outstanding at September 30, 1998 aggregated $66.3 million. Revolving credit commitments as of such date included a $75.0 million U.S. bank line, a Canadian facility for the Canadian dollar equivalent of U.S. $10.0 million, and a $15.0 million seasonal bank line which expired December 31, 1998. In connection with the Transactions, Rival's long-term and revolving credit indebtedness will be repaid and the facilities terminated.

     Following consummation of the Transactions, the Company's primary liquidity requirements will be for working capital and to service the Company's indebtedness. The Company intends to finance its liquidity requirements with cash flows from operations and borrowings under the Credit Facility. The Company believes that cash flows from operations and borrowings under the Credit Facility will be sufficient to meet the Company's liquidity needs for the foreseeable future.

     The Company will enter into the Credit Facility in connection with the Transactions. The Credit Facility consists of a tranche A term loan of $50.0 million, a tranche B term loan of $75.0 million and a $200.0 million revolving credit commitment. The Credit Facility, and the guarantees thereof by the Company's direct and indirect domestic subsidiaries, are expected to be secured by substantially all of the Company's domestic and certain foreign assets. The Credit Facility and the Indenture will include certain financial and operating covenants which will, among other things, restrict the ability of the Company to incur additional indebtedness, make investments and take other actions. See "Description of Credit Facility" and "Description of Notes." The ability of the Company to meet its debt service obligations will be dependent upon the future performance of the Company, which will be impacted by general economic conditions and other factors. See "Risk Factors."


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

     As a result of the consummation of the Offering and the Company's expected borrowings under the Credit Facility, the Company's interest expense in future periods will increase substantially. See "Risk Factors--Substantial Leverage."

     In the event that the Acquisition is not consummated, Holmes would utilize the net proceeds of the Offering to repay its existing indebtedness, to pay expenses and for general working capital purposes. In such event, Holmes would continue to service its liquidity needs through the Existing Credit Facility.


Seasonality

     Holmes

     Sales of most of Holmes' products follow seasonal patterns which affect Holmes' results of operations. In general, Holmes' sales of fans and dehumidifiers occur predominantly from January through June, and Holmes' sales of heaters and humidifiers occur predominantly from July through December. Although air purifiers, lighting products and accessories generally are used year-round, the nature of these products tend to draw increased sales during the winter months when people are indoors and, as a result, sales of these products tend to be greatest in advance of the winter months from July through December. In addition to the seasonal fluctuations in sales, Holmes experiences seasonality in gross profit, as margins realized on fan products tend to be lower than those realized on heater, humidifier and air purifier products. See "Risk Factors--Seasonality."

     Rival

     Certain of Rival's product lines are also seasonal, with sales of heaters and humidifiers highest during the fall and winter, and ice cream freezers, pumps and fans sold primarily during the spring or summer. In addition, a significant percentage of the products sold by Rival are given as gifts and, as such, sales volumes are higher in anticipation of the Christmas season. See "Business of The Rival Company -- Seasonality."


Year 2000

     The Year 2000 problem relates to computer systems that have time and date-sensitive programs that were designed to read years beginning with "19", but may not properly read the Year 2000. If a system used by the Company or by a third party fails because of the inability to properly read the Year 2000 date, the results could have a material adverse effect on the Company. Holmes and Rival have developed plans to address the possible exposures related to their computer systems from the Year 2000.

     Holmes

     Holmes has identified its Year 2000 risk to be in two general categories:
Information Technology Systems, including Electronic Data Interchange Systems ("EDI"), and general business systems.

     Information Technology Systems Including EDI. Holmes is currently in the process of implementing a new company wide computer software system. The new system will be fully Year 2000 compliant, according to the vendor, and Holmes anticipates that it will be operational by the end of the second quarter of 1999. In addition, all computer hardware has or is in the process of being tested for Year 2000 compliance. Those systems that fail will be upgraded or replaced during the second quarter of 1999. Holmes is also in the process of implementing a new EDI system that will be fully Year 2000 compliant to prevent any interruption of data interchange from the many customers using this platform. Holmes anticipates that this system will be completed during the second quarter of 1999. Holmes intends to use both internal and external resources to test, reprogram or replace the software and hardware for Year 2000 modifications. The total specific project costs are difficult to determine as many of the upgrades and new implementations would have been made regardless of the Year 2000 issue. The majority of project costs, related to the purchase of hardware and software to meet both Year 2000 and company specific requirements, will be capitalized. All other remaining project costs will be expensed during 1999 and 2000.

     General Business Systems. Business systems encompass the following: telecommunications systems, departmental specific application systems, machinery and equipment, building and utility systems and, finally, third party vendors and service providers. Holmes has created a Year 2000 committee consisting of one member from each department. The committee is reviewing all aspects of Holmes' business systems to determine if they are Year 2000 compliant, and testing systems as necessary. This process will continue through the second quarter of 1999.


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

Holmes has sent a comprehensive questionnaire to substantially all significant customers and suppliers regarding their Year 2000 compliance. While Holmes intends to carefully monitor its customer and supplier risks, Holmes cannot fully control each customer and supplier, and there can be no guarantee that a Year 2000 problem that may originate with a third party will not materially adversely affect Holmes. Holmes has not designed a specific contingency plan in the event of a Year 2000 failure caused by a supplier or third party, but is working to identify issues as soon as possible. Finally, Holmes has determined that products that it manufactures and sells have no exposure related to the Year 2000 issue.

     Rival

     During the past several years, Rival has replaced all of its significant computer software applications as part of normal system upgrades. All of the new systems are, according to the software vendors, Year 2000 compliant. Rival has created a task force to test all of its significant software and to determine whether embedded technology, such as microcontrollers, contained in its machinery and equipment is Year 2000 compliant. In addition, the task force will review the Year 2000 compliance of its key suppliers and service providers in an effort to reduce the potential adverse effect on its operations from non-compliance by such third parties. The task force is currently expected to complete its review by June 30, 1999. As systems are tested, Rival intends to develop contingency plans for systems that exhibit possible Year 2000 problems. The cost of the task force's activities is not expected to be significant.



                             [End of Exhibit 99.1.
            Remainder of Offering Memorandum intentionally omitted.]



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